EXHIBIT 10.1

TERM LOAN CREDIT AGREEMENT

among

CLEARWATER PAPER CORPORATION

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of July 26, 2019

JPMORGAN CHASE BANK, N.A. and WELLS FARGO SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners,

TABLE OF CONTENTS

Page

SECTION 1.DEFINITIONS1

1.1Defined Terms1

1.2Other Definitional Provisions39

1.3Classification of Loans and Borrowings40

1.4Interest Rate; LIBOR Notification40

1.5Divisions40

1.6Limited Condition Transaction.41

1.7Calculations41

SECTION 2.AMOUNT AND TERMS OF COMMITMENTS42

2.1Term Loans42

2.2Procedure for Term Loan Borrowing42

2.3Repayment of Term Loans42

2.4[Reserved]42

2.5[Reserved]42

2.6[Reserved]42

2.7[Reserved]42

2.8Fees, etc.43

2.9[Reserved]43

2.10Optional Prepayments43

2.11Mandatory Prepayments and Commitment Reductions43

2.12Conversion and Continuation Options46

2.13Limitations on Eurodollar Tranches46

2.14Interest Rates and Payment Dates46

2.15Computation of Interest and Fees47

2.16Alternate Rate of Interest47

2.17Pro Rata Treatment and Payments48

2.18Requirements of Law50

2.19Taxes51

2.20Indemnity54

2.21Change of Lending Office55

2.22Replacement of Lenders55

2.23[Reserved]55

2.24Incremental Facilities55

2.25Loan Purchases57

2.26Loan Modification Offers58

2.27Refinancing Facilities59

SECTION 3.[RESERVED]61

SECTION 4.REPRESENTATIONS AND WARRANTIES61

4.1Financial Condition61

4.2No Change61

4.3Existence; Compliance with Law62

4.4Power; Authorization; Enforceable Obligations62

4.5No Legal Bar62

i

4.6Litigation62

4.7No Default62

4.8Ownership of Property; Liens62

4.9Intellectual Property63

4.10Taxes63

4.11Federal Regulations63

4.12Labor Matters63

4.13ERISA63

4.14Investment Company Act; Other Regulations64

4.15Subsidiaries; Capital Stock64

4.16Use of Proceeds64

4.17Environmental Matters64

4.18Accuracy of Information, etc.65

4.19Security Documents65

4.20Solvency66

4.21Plan Assets; Prohibited Transactions.66

4.22Anti-Corruption Laws, Anti-Money Laundering and Sanctions66

SECTION 5.CONDITIONS PRECEDENT66

5.1Conditions to Initial Extension of Credit66

5.2Conditions to Each Extension of Credit70

SECTION 6.AFFIRMATIVE COVENANTS70

6.1Financial Statements70

6.2Certificates; Other Information71

6.3Payment of Obligations72

6.4Maintenance of Existence; Compliance72

6.5Maintenance of Property; Insurance73

6.6Inspection of Property; Books and Records; Discussions73

6.7Notices73

6.8Environmental Laws74

6.9[Reserved]74

6.10Additional Collateral, etc.74

6.11Designation of Subsidiaries76

6.12Maintenance of Ratings76

6.13Quarterly Lender Calls76

6.14Post-Closing Covenants76

SECTION 7.NEGATIVE COVENANTS77

7.1[Reserved]77

7.2Indebtedness77

7.3Liens80

7.4Fundamental Changes83

7.5Disposition of Property84

7.6Restricted Payments86

7.7Investments87

7.8Optional Payments of Certain Debt Instruments90

7.9Transactions with Affiliates90

7.10Sales and Leasebacks91

7.11Swap Agreements91

7.12Changes in Fiscal Periods91

7.13Negative Pledge Clauses91

7.14Clauses Restricting Subsidiary Distributions92

7.15Lines of Business93

7.16[Reserved]93

7.17Use of Proceeds93

SECTION 8.EVENTS OF DEFAULT93

SECTION 9.THE AGENTS96

9.1Appointment96

9.2Administrative Agent’s Reliance, Indemnification, Etc.98

9.3Posting of Communications99

9.4The Administrative Agent Individually101

9.5Successor Administrative Agent101

9.6Acknowledgements of Lenders102

9.7Collateral Matters102

9.8Credit Bidding103

9.9Certain ERISA Matters104

9.10Flood Laws105

SECTION 10.MISCELLANEOUS105

10.1Amendments and Waivers105

10.2Notices107

10.3No Waiver; Cumulative Remedies108

10.4Survival of Representations and Warranties108

10.5Payment of Expenses108

10.6Successors and Assigns; Participations and Assignments109

10.7Adjustments; Set-off113

10.8Counterparts114

10.9Severability114

10.10Integration114

10.11GOVERNING LAW114

10.12Submission To Jurisdiction; Waivers114

10.13Acknowledgements115

10.14Releases of Guarantees and Liens115

10.15Confidentiality116

10.16WAIVERS OF JURY TRIAL117

10.17USA Patriot Act117

10.18Intercreditor Agreement117

10.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions118

10.20Acknowledgement Regarding Any Supported QFCs118

SCHEDULES:

1.1ATerm Commitments
1.1BMortgaged Property
4.13Pension Plans
4.15Subsidiaries
4.19(a)UCC Filing Jurisdictions
7.2(e)Existing Indebtedness
7.3(f)Existing Liens
7.5(l)Scheduled Dispositions
7.7(k)Existing Investments

EXHIBITS:

A	Form of Borrowing Request
B	Form of Interest Election Request
C	Form of Officer’s Certificate
D	Form of Guarantee and Collateral Agreement
E	Form of Assignment and Assumption
F	Form of Compliance Certificate
G	[Reserved]
H-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
H-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
H-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
H-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
I-1	Form of Incremental Term Loan Activation Notice
I-2	Form of New Lender Supplement
J	Auction Procedures
K	Form of Intercreditor Agreement

LForm of Solvency Certificate

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of July 26, 2019, among Clearwater Paper Corporation, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time parties hereto.

The parties hereto hereby agree as follows:

SECTION 1.DEFINITIONS

1.1Defined Terms

.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2023 Notes” means the Borrower’s 4.500% senior notes due 2023 issued pursuant to the 2023 Notes Indenture.

“2023 Notes Indenture” means the Indenture, dated as of January 23, 2013, by and among the Borrower, as issuer, certain Subsidiaries of the Borrower party thereto as guarantors and U.S. Bank National Association, as trustee.

“2025 Notes” means the Borrower’s 5.375% senior notes due 2025 issued pursuant to the 2025 Notes Indenture.

“2025 Notes Indenture” means the Indenture, dated as of July 29, 2014, by and among the Borrower, as issuer, certain Subsidiaries of the Borrower party thereto as guarantors and U.S. Bank National Association, as trustee.

“ABL Administrative Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the ABL Loan Documents, and its successors and assigns.

“ABL Commitments” means the “Commitments” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of the Closing Date, among the Borrower, the lenders and agents party thereto and the ABL Administrative Agent.

“ABL Loan Documents” means collectively (a) the ABL Credit Agreement, (b) the ABL Security Documents, (c) the Intercreditor Agreement, (d) any promissory note evidencing loans under the ABL Credit Agreement and (e) any amendment, waiver, supplement or other modification to any of the documents described in clauses (a) through (d).

“ABL Loans” means loans outstanding under the ABL Credit Agreement.

“ABL Obligations Payment Date” has the meaning set forth in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABL Representative” has the meaning set forth in the Intercreditor Agreement.

“ABL Security Documents” means the collective reference to the Guarantee and Collateral Agreement (as defined in the ABL Credit Agreement), the Mortgages (as defined in the ABL Credit Agreement) and all other security documents delivered to the ABL Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any ABL Loan Document.

“ABR” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning set forth in Section 2.26(a).

“Additional Permitted Amount” has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” means the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption, or money-laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means:

(a)(i) with respect to Initial Term Loans constituting ABR Loans, 2.25% per annum and (ii) with respect to Initial Term Loans constituting Eurodollar Loans, 3.25% per annum; provided that, from and after the first Adjustment Date occurring after the completion of the first full fiscal quarter ending after the Closing Date, the Applicable Margin will be determined pursuant to the pricing grid below:

Level	Consolidated Leverage Ratio	ABR Loans	Eurodollar Loans
1	> 4.25:1.00	2.25%	3.25%
2	≤ 4.25:1.00	2.00%	3.00%

(b)with respect to Incremental Term Loans of any Series, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Term Loan Activation Notice in respect of such Series.

Changes in the Applicable Margin with respect to the Initial Term Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements have been delivered pursuant to Section 6.1 for the most recently ended fiscal quarter or fiscal year of the Borrower, as applicable, commencing with the first full fiscal quarter of the Borrower following the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements have been delivered (or an earlier date, in the reasonable discretion of the Administrative Agent), the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for purposes of this definition be deemed to be Level 1. Each determination of the Consolidated Leverage Ratio pursuant to this pricing grid shall be made with respect to the Reference Period ending at the end of the period covered by the relevant financial statements.

“Applicable Reference Period” means as of any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended March 31, 2019).

“Approved Fund” has the meaning set forth in Section 10.6(b).

“Arranger” means each Joint Lead Arranger and Joint Bookrunner identified on the cover page of this Agreement.

“Asset Sale”  means any Disposition of property or series of related Dispositions of property pursuant to Section 7.5(n) or 7.5(o).

“Assignee” has the meaning set forth in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Auction Manager” has the meaning set forth in Section 2.25(a).

“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Auction Purchase Offers set forth in Exhibit J hereto.

“Auction Purchase Offer” means an offer by the Borrower to purchase Term Loans of one or more Facilities pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.25.

“Available Amount” means at any time, the excess if any, of:

(a)the sum (without duplication) of:

(i)$25,000,000,

(ii)an amount equal to 100% of Retained Excess Cash Flow;

(iii)the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Borrower (other than any such issuance to a Group Member);

(iv)the Net Cash Proceeds of Indebtedness and Disqualified Capital Stock of the Borrower, in each case incurred or issued after the Closing Date, which have been exchanged or converted into Qualified Capital Stock;

(v)the Net Cash Proceeds of Dispositions of Investments made using the Available Amount on or after the Closing Date; provided that such Net Cash Proceeds added pursuant to this clause (v), together with amounts added pursuant to clause (vi) below, shall be no greater than the portion of the Available Amount used to make such Investment;

(vi)returns, profits, distributions and similar amounts received in cash or Permitted Investments on Investments made using the Available Amount; provided that amounts added pursuant to this clause (vi), together with amounts added pursuant to clause (v) above, shall be no greater than the portion of the Available Amount used to make such Investment;

(vii)the Investments made on or after the Closing Date using the Available Amount of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Restricted Subsidiaries; provided that amounts added pursuant to this clause (vii), together with amounts added pursuant to clauses (viii) and (ix) below, shall be no greater than the portion of the Available Amount used to make such Investments;

(viii)the Net Cash Proceeds of Dispositions of Unrestricted Subsidiaries and Joint Ventures; provided that the Net Cash Proceeds added pursuant to this clause (viii), together with amounts added pursuant to clause (vii) above and clause (ix) below, shall be no greater than the Investments of the Borrower or any of its Restricted Subsidiaries in such Unrestricted Subsidiary or Joint Venture made using the Available Amount;

(ix)the aggregate amount received after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by an Unrestricted Subsidiary or a Joint Venture (except to the extent increasing Consolidated Net Income); provided that the amount added pursuant to this clause (ix), together with amounts added pursuant to clauses (vii) and (viii) above, shall be no greater than the amount of the Investments of the Borrower or any of its Restricted Subsidiaries in such Unrestricted Subsidiary or Joint Venture made using the Available Amount; and

(x)the aggregate amount of the Declined Amounts (calculated from the Closing Date); minus

(b)the sum of all Restricted Payments made on or after the Closing Date and prior to such time in reliance on Section 7.6(g), plus all Investments made on or after the Closing Date, prior to such time in reliance on Section 7.7(r), plus all Restricted Debt Payments made on after the Closing Date and prior to such time in reliance on Section 7.8(a)(v), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Restricted Payment, Investment or Restricted Debt Payment.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as now and hereafter in effect, or any successor statute.

“Bankruptcy Plan” means a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Base Incremental Amount” means as of any date, an amount equal to (a) $100,000,000 less (b) the aggregate principal amount of Incremental Term Loans and Incremental Equivalent Debt established prior to such date in reliance on the Base Incremental Amount.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” has the meaning set forth in Section 10.7(a).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans of the same Facility and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.2, which shall be substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Budget” has the meaning set forth in Section 6.2(c).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Loans having an interest rate determined by reference to the Adjusted LIBO Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that any lease (or other arrangement) of such Person that is or would have been treated as an operating lease as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as a Capital Lease Obligation under this Agreement and the other Loan Documents, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations in the financial statements of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such Person.

“CFC Holding Company” means each Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of one or more (a) CFCs or (b) Persons described in this definition.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 40% of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (b) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“Closing Date” means July 26, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, including the Site Lease.

“Commitment” means, with respect to any Lender, such Lender’s Initial Term Loan Commitment, Incremental Term Loan Commitment of any Series or any combination thereof (as the context requires).

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Taxes” means for any period, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of all income and similar Taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of ABL Loans to the extent otherwise included therein.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)income and franchise tax expense,

(b)interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Swap Agreements), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and the ABL Loans),

(c)depreciation and amortization expense,

(d)non-cash charges, losses, expenses, accruals and provisions, including stock-based compensation or awards and sale of assets not in the ordinary course of business (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period),

(e)amortization of intangibles (including, but not limited to, impairment of goodwill) and organization costs,

(f)any extraordinary, unusual or non-recurring expenses or losses,

(g)any fees and expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Indebtedness (including the Term Loans and ABL Loans) or Capital Stock, or amendment or modification of any debt instrument, in each case permitted under this Agreement, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the Closing Date and (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case paid in cash during such period (collectively, “Advisory Fees”),

(h)any fees and expenses incurred in connection with the Transactions, including Advisory Fees and (solely for purposes of this clause (h)) cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management,

(i)the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions, divestitures, insourcing initiatives, cost savings initiatives, plant consolidations, openings and closings, product rationalization and other similar initiatives taken or initiated before, on or after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (i) actions in respect of such cost-savings, operating expense reductions, operating improvements and synergies have been, or will be, taken within 24 months of the applicable Initiative, (ii) no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than eight full fiscal quarters after the applicable Initiative, (iv) the Borrower must deliver to the Administrative Agent (A) a certificate of a Responsible Officer setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (B) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and synergies and (v) with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (i) and clause (k) below shall not exceed 25% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (i) and clause (k) below),

(j)non-recurring cash expenses recognized for restructuring costs, integration costs and business optimization expenses in connection with any Initiative,

(k)recurring cash charges from discontinued operations; provided that, with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (k) and clause (i) above shall not exceed 25% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (k) above and clause (i) above),

(l)any one-time charges related to a Material Pension Event (including for the avoidance of doubt, any such charges in the nature of a true-up taken in a subsequent quarter),

minus,

(x)

to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense), (iv) any other non-cash income (other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period) and (vi) all net gains pursuant to Swap Agreements; and
(y)

any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Reference Period.

“Consolidated First Lien Debt” means at any date, Consolidated Total Debt at such date that is secured by Liens on the Collateral that do not rank junior to the Liens on the Collateral securing the Term Loans (it being understood that the ABL Loans and any other Consolidated Total Debt that is secured by Liens on all or a portion of the Collateral that are senior to, or pari passu with, the Liens on such Collateral securing the Term Loans shall be considered Consolidated First Lien Debt).

“Consolidated First Lien Leverage Ratio” means as at the last day of any Reference Period, the ratio of (a)(i) Consolidated First Lien Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Leverage Ratio” means as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Total Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a)the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, except to the extent calculated on a Pro Forma Basis;

(b)the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions;

(c)the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary;

(d)any income (or loss) for such period attributable to the early extinguishment of Indebtedness or Swap Obligations;

(e)the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period; and

(f)all net after-tax gains, losses, expenses and charges attributable to business dispositions and asset dispositions, including the sale or other disposition of any Capital Stock of any Person, other than in the ordinary course of business.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of such Person and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a)the excess of cost over fair market value of assets or businesses acquired;

(b)any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of such Person immediately preceding the Closing Date as a result of a change in the method of valuation in accordance with GAAP;

(c)unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d)minority interests in consolidated Subsidiaries held by Persons other than the specified Person or any Restricted Subsidiary;

(e)treasury stock;

(f)cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g)Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Secured Debt” means at any date, Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Leverage Ratio” means as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets” means at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which a balance sheet is available, determined in accordance with GAAP (and, in the case of any determination related to the incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” means at any date (without duplication), all Capital Lease Obligations, purchase money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Entity” means any of the following:

(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.20.

“Credit Party” means the Administrative Agent or any other Lender and, for the purposes of Section 10.13 only, any other Agent and any Arranger.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount” has the meaning set forth in Section 2.11(e).

“Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (in one transaction or in a series of transactions) of any property by any Person (including any sale and leaseback transaction and any issuance of Capital Stock by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c)is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Borrower prior to the Closing Date, (b) competitors of the Borrower and its Restricted Subsidiaries and any affiliate of such competitor, in each case, that is identified in writing to the Administrative Agent by the Borrower from time to time and (c) any affiliates of the entities described in the foregoing clauses (a) or (b) that are clearly identifiable as affiliates of such entities solely on the basis of the similarity of their names (other than affiliates that constitute bona fide debt funds primarily investing in loans).  In no event shall the designation of any Person as a Disqualified Lender apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, this definition)  or is otherwise party to a pending trade as of the date of such notice, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Early Maturing 2023 Debt” means the 2023 Notes and any Indebtedness that refinanced the 2023 Notes, in each case with a scheduled maturity that is earlier than 91 days after the Scheduled Maturity Date.

“Early Maturing 2025 Debt” means the 2025 Notes and any Indebtedness that refinanced the 2025 Notes, in each case with a scheduled maturity that is earlier than 91 days after the Scheduled Maturity Date.

“ECF Percentage” means 50%; provided, that (a) the ECF Percentage shall be reduced to 25% if the Consolidated Secured Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00 and (b) the ECF Percentage shall be reduced to 0% if the Consolidated Secured Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 1.50 to 1.00.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person, (ii) except to the extent permitted under Section 2.25, the Borrower, any Subsidiary or any other Affiliate of the Borrower or (iii) a Disqualified Lender.

“Enterprise Transformative Event” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or Disposition that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower acting in good faith).

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Tranche” means, the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” means any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means for any Excess Cash Flow Period of the Borrower, the excess, if any, of:

(a)the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and (v) cash gains in respect of Swap Obligations during such period to the extent not included in arriving at Consolidated Net Income, over

(b)the sum, without duplication, of

(i)the amount of all non-cash income included in arriving at such Consolidated Net Income,

(ii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit or similar facility) incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of any issuance of Capital Stock of the Borrower),

(iii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of Restricted Payments made by the Borrower in cash during such fiscal year permitted pursuant to Section 7.6(b), (d), (g), (h) or (j) (excluding the principal amount of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement) incurred in connection with such Restricted Payments and any Restricted Payments made with proceeds of any issuance of Capital Stock of the Borrower),

(iv)the aggregate amount of all voluntary prepayments of Funded Debt (other than (A) the Term Loans, (B) ABL Loans, (C) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereof and (D) other Pari Passu Secured Indebtedness) of the Borrower and its Restricted Subsidiaries made during such fiscal year (excluding any such prepayments financed with the Available Amount or the proceeds of any issuance of Capital Stock of the Borrower or the issuance of any Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement)),

(v)the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),

(vi)increases in Consolidated Working Capital for such fiscal year,

(vii)the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(viii)to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes paid during such fiscal year,

(ix)to the extent not otherwise deducted from Consolidated Net Income, interest expense and any cash payments in respect of premium, make-whole or penalty payments in respect of Indebtedness of the Borrower and its Restricted Subsidiaries for such year,

(x)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries during such fiscal year to make Permitted Acquisitions and Investments permitted by Section 7.7 (excluding any such Permitted Acquisitions or other Investments (1) financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds or any issuance of Capital Stock of the Borrower or the issuance of any Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement) or (2) that constitute intercompany investments),

(xi)cash charges included in clauses (a) through (f) of the definition of “Consolidated Net Income,”

(xii)without duplication of amounts deducted from Excess Cash Flow in prior periods and, at the option of the Borrower, the aggregate cash consideration (x) required to be paid by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or other Investments anticipated to be consummated that are permitted pursuant to Section 7.7 (other than any intercompany Investments), (y) expected to be paid in connection with Restricted Payments permitted pursuant to Section 7.6(b), (d), (g), (h) or (j) (“Planned Distributions”) and (z) expected to be paid in connection with planned Capital Expenditures of the Borrower and its Restricted Subsidiaries (the “Planned Expenditures”), in each case during the period of four consecutive fiscal quarters of the Borrower following the end of the applicable fiscal year for which Excess Cash Flow is being calculated (except to the extent financed with the proceeds of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement), any Reinvestment Deferred Amount, the proceeds of any issuance of Capital Stock of the Borrower or utilizing the Available Amount); provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Investments, Restricted Payments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, Planned Distributions and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xiii)cash expenditures in respect of Swap Obligations during such period to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv)any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any such amortization or expense in such future period is added back to Excess Cash Flow in such future period) (excluding the principal amount of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement) incurred in connection with such payment and any such payment financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds of any issuance of Capital Stock of the Borrower).

“Excess Cash Flow Application Date” has the meaning set forth in Section 2.11(c).

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) any non-Wholly Owned Subsidiary to the extent the organizational documents thereof prohibit it from guaranteeing the Obligations, (d) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date such Subsidiary was acquired (so long as such contractual obligation was not entered into in contemplation of such acquisition) from guaranteeing the Obligations or which would require a non-ministerial governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, licensor authorization has been received (the Loan Parties being under no obligation to obtain such consent, approval or licensor authorization), (e) any CFC or CFC Holding Company, (f) any Domestic Subsidiary of a Foreign Subsidiary, (g) not-for-profit Subsidiaries and captive insurance companies, (h) any Subsidiary whose provision of a guarantee would have a cost (including tax cost), burden, difficulty or consequence that is excessive in relation to the value afforded thereby as agreed between the Borrower and Administrative Agent, and (i) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition with Indebtedness permitted to be incurred pursuant to the Loan Documents as assumed Indebtedness and any Restricted Subsidiary thereof that guarantees such assumed Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor.  Each Excluded Subsidiary as of the Closing Date is set forth on Schedule 4.15.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Indebtedness Refinancing” has the meaning set forth in Section 5.1(b)(ii).

“Facility” means each of (a) the Initial Term Commitments and the Initial Term Loans made thereunder (the “Initial Term Facility”) and (b) the Incremental Term Loans of any Series (each, an “Incremental Term Facility”), it being understood that each Series shall be a separate Facility.  Additional Facilities may be established pursuant to Section 2.26 and/or Section 2.27.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not such plan is subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event” means with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Funded Debt” means as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the ABL Loans.

“Funding Office” means the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”  means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement” means the Term Loan Guarantee and Collateral Agreement, dated as of the Closing Date, executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary and that is designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary”; provided that if (i) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.1(a) or (b), the aggregate

Consolidated Net Tangible Assets of all Immaterial Subsidiaries, as of the last day of such fiscal quarter, exceeds 5% of Consolidated Net Tangible Assets of the Borrower and its Restricted Subsidiaries or (ii) the aggregate contribution of Consolidated EBITDA of all Immaterial Subsidiaries to Consolidated EBITDA for the Applicable Reference Period exceeds 7.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Applicable Reference Period, then one or more Restricted Subsidiaries that are not Material Subsidiaries shall promptly be designated by the Borrower in writing to the Administrative Agent as a “Material Subsidiary” until such excess has been eliminated. Each Immaterial Subsidiary as of the Closing Date is set forth on Schedule 4.15.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Incremental Limited Condition Term Facility” means an Incremental Term Facility incurred to finance a Limited Condition Transaction.

“Incremental Equivalent Debt” means any Indebtedness incurred by a Loan Party in the form of one or more series of secured or unsecured bonds, debentures, notes or similar instruments or term loans; provided that (a) if such Indebtedness is secured, (i) such Indebtedness shall be secured by the Collateral (x) in the case of bonds, debentures, notes or similar instruments, on a pari passu or junior basis to the Obligations, and (y) in the case of loans, on a junior basis to the Obligations (but, in each case, without regard to the control of remedies) and shall not be secured by any property or assets of any Group Member other than the Collateral and (ii) a representative, trustee, collateral agent, security agent or similar Person acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement reasonably satisfactory to the Administrative Agent, (b) such Indebtedness does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof (or no earlier than the Latest Maturity Date if such Indebtedness is secured on pari passu basis to the Obligations) and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) such Indebtedness contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Loan Documents for the benefit of the Lenders) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Incremental Equivalent Debt, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, (d) such Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and (e) such Indebtedness is not guaranteed by any Person other than Loan Parties.

“Incremental Term Facility” has the meaning set forth in the definition of “Facility”.

“Incremental Term Lenders” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Activation Date” means any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Activation Notice pursuant to Section 2.24(a).

“Incremental Term Loan Activation Notice” means a notice substantially in the form of Exhibit I-1 or in such other form as is reasonably acceptable to the Administrative Agent; provided that if such Incremental Term Loan Activation Notice is to effect amendments to this Agreement or the other Loan Documents as contemplated by Section 2.24(d), the Administrative Agent shall, in each case, have executed such Incremental Term Loan Activation Notice.

“Incremental Term Loan Closing Date” means any Business Day designated as such in an Incremental Term Loan Activation Notice.

“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Term Loan Activation Notice and Section 2.24, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loan Maturity Date” means with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Loan Activation Notice, the maturity date specified in such Incremental Term Loan Activation Notice, which date shall not be earlier than the Latest Maturity Date.

“Incremental Term Loans” means any term loans made pursuant to Section 2.24(a).

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business or consistent with industry or past practice, (ii) deferred compensation payable to directors, officers or employees of any Group Member, (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iv) accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of such Person’s business, and (v) prepaid or deferred revenue arising in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8(e) only, after taking into account the effect of any legally enforceable netting agreement relating to Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in the immediately preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Initial Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make Initial Term Loans in an aggregate principal not to exceed the amount set forth under the heading “Initial Term Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate Initial Term Commitments on the Closing Date is $300,000,000.

“Initial Term Lender” means each Lender that holds an Initial Term Loan.

“Initial Term Loans” has the meaning set forth in Section 2.1.

“Initial Term Percentage” means, as to any Initial Term Lender, the percentage which the aggregate amount of such Lender’s Initial Term Loan Commitment then outstanding constitutes of the aggregate amount of the Initial Term Loan Commitments then outstanding.

“Insolvent” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all registrations and applications therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the ABL/Term Loan Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Guarantors, the Administrative Agent and the ABL Administrative Agent, substantially in the form of Exhibit K.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.12 and the definition of “Interest Period”, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) as to any ABR Loan, the first day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest

Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” means as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice in an Interest Election Request submitted to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)the Borrower may not select an Interest Period under a particular Facility that would extend beyond the date final payment is due on the relevant Term Loans; and

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, as of 11:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period; provided that if the Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select in its reasonable discretion.

“Investments” has the meaning set forth in Section 7.7.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement entered into by the Borrower or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Junior Indebtedness” means (a) the 2023 Notes, (b) the 2025 Notes, (c) any Material Subordinated Indebtedness, (d) any Indebtedness (other than ABL Loans and any Permitted Refinancing Indebtedness in respect thereof) of any Group Member that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations and (e) any Material Unsecured Indebtedness of any Group Member.

“Latest Maturity Date” means at any date of determination, the latest scheduled maturity date applicable to any Loan hereunder at such time, including in respect of any Incremental Term Facility.

“LCT Election” has the meaning set forth in Section 1.6.

“LCT Test Date” has the meaning set forth in Section 1.6.

“Lenders” means the Persons listed on Schedule 1.1(A) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any Investment that the Borrower or a Restricted Subsidiary is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the applicable agreement) and whose consummation is not conditioned on the availability or, or on obtaining, third party financing.

“Loan” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.

“Loan Modification Offer” has the meaning set forth in Section 2.26(a).

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock of the Borrower on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock on the principal securities exchange on which such common stock is traded for the 20 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Majority Facility Lenders” means with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the business, property, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform the obligations under the Loan Documents to which they are a party or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition” means any Disposition of property or series of related Dispositions (other than Dispositions permitted pursuant to Section 7.5(m)) of property that yields gross proceeds to the Group Members in excess of $65,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans) or Swap Obligations of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $50,000,000 or more; provided that any Indebtedness outstanding under the ABL Credit Agreement shall be deemed to be Material Indebtedness.  For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and/or any applicable Restricted Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Pension Event” means a withdrawal during the term of this Agreement by the Borrower from a single Multiemployer Plan requiring cash payments by the Borrower or its Subsidiaries which Multiemployer Plan is identified in writing to the Administrative Agent in the Compliance Certificate required to be delivered for the fiscal quarter ending after the occurrence thereof.

“Material Subordinated Indebtedness” means any Subordinated Indebtedness in an aggregate principal amount of $30,000,000 or more.

“Material Subsidiary” means, as of any date of determination, each Restricted Subsidiary (a) with tangible assets (including the value of Capital Stock of its subsidiaries) on such date of determination equal to or greater than 5.0% of Consolidated Net Tangible Assets, (b) whose contribution to Consolidated EBITDA for the Applicable Reference Period exceeds 7.5% of Consolidated EBITDA for the Applicable Reference Period or (c) that is designated as a “Material Subsidiary” pursuant to the definition of Immaterial Subsidiary.

“Material Unsecured Indebtedness” means any Indebtedness in an aggregate principal amount of $30,000,000 or more that is not secured by a Lien on any property of any Group Member.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, radioactivity, and any other substances, materials or wastes, that are regulated pursuant to or that could give rise to liability under any Environmental Law.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) 91 days prior to the scheduled maturity date in respect of the 2023 Notes unless as of such 91st day (i) the aggregate outstanding principal amount of Early Maturing 2023 Debt  is less than $50,000,000 or (ii) the Borrower has received a binding commitment to refinance all of the outstanding Early Maturing 2023 Debt (subject only to reasonable and customary conditions acceptable to the Administrative Agent) and such refinancing Indebtedness is permitted by this Agreement and matures no earlier than 91 days after the Scheduled Maturity Date and (c) 91 days prior to the scheduled maturity date in respect of the 2025 Notes unless (i) the aggregate outstanding principal amount of Early Maturing 2025 Debt is less than $50,000,000 or (ii) the Borrower has received a binding commitment to refinance all of the outstanding Early Maturing 2025 Debt (subject only to reasonable and customary conditions acceptable to the Administrative Agent) and such refinancing Indebtedness is permitted by this Agreement and matures no earlier than 91 days after the Scheduled Maturity Date.

“Maximum Incremental Amount” means an amount represented by Incremental Term Loans to be established pursuant to Section 2.24 that would not, immediately after giving effect to the establishment thereof (excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Incremental Term Loans), cause the Consolidated First Lien Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 2.00 to 1.00; provided that with respect to Incremental Equivalent Debt established pursuant to Section 7.2(t) in lieu of the Consolidated First Lien Leverage Ratio test applicable to Incremental Term Loans, such test with respect to Incremental Equivalent Debt (which in each case shall be calculated excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Incremental Equivalent Debt) shall instead be: (1) in the case of such Indebtedness secured on a pari passu basis with the Liens securing the Term Loans, a Consolidated First Lien Leverage Ratio not to exceed 2.00 to 1.00, (2) in the case of such Indebtedness secured on a junior basis to the Liens securing the Term Loans, a Consolidated Secured Leverage Ratio not to exceed 2.00 to 1.00 or (3) in the case of such unsecured Indebtedness, a Consolidated Leverage Ratio not to exceed 5.00 to 1.00.

“Minimum Extension Condition” has the meaning set forth in Section 2.26(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the real properties listed on Schedule 1.1B, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages, deeds of trust and/or deeds to secure debt, in each case in form and substance reasonably acceptable to the Administrative Agent, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded), including any Mortgages executed and delivered pursuant to Sections 5.1(j) and 6.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of the direct costs relating to such Disposition or Recovery Event including attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, amounts required to be applied to the repayment of Indebtedness (other than the Loans, any Pari Passu Secured Indebtedness or any Junior Indebtedness) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any (i) reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceed and (ii) any reasonable reserve or payment with respect to any liabilities associated with such asset or assets and retained by the Borrower after such sale or other disposition thereof, including, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees, including attorneys’ fees, investment banking fees and discounts, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.24(b).

“New Lender Supplement” has the meaning set forth in Section 2.24(b).

“Non-Guarantor Debt Limit” means an amount equal to the greater of $75,000,000 and 5% of Consolidated Net Tangible Assets.

“Non-U.S. Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to the Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to the Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Not Otherwise Applied” means in respect of any amount, such amount has not previously been (and is not currently being) applied to any other use or transaction.

“Notes” means the collective reference to any promissory note evidencing Loans.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Pari Passu Secured Indebtedness” means Term Loan Refinancing Indebtedness and Incremental Equivalent Debt (and any Permitted Refinancing Indebtedness in respect of the foregoing), in each case that is secured by Liens on the Collateral that are pari passu to the Liens on Collateral securing the Term Loans.

“Participant” has the meaning set forth in Section 10.6(c).

“Participant Register” has the meaning set forth in Section 10.6(c).

“Patriot Act” has the meaning set forth in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Permitted ABL Amount” means an amount equal to the greater of (a) $385,000,000 and (b) the sum of (i) 85% of “eligible accounts” of the Loan Parties (which shall be determined in accordance with the then-existing market eligibility criteria applicable to secured asset-based loans in the United States) and (ii) 85% of the net orderly liquidation value of “eligible inventory” of the Loan Parties (which shall be determined in accordance with the then-existing market eligibility criteria applicable to secured asset-based loans in the United States).

“Permitted A/R Finance Transaction” means the bona fide sale for cash by the Borrower or its Subsidiaries to an unaffiliated third party on an arm’s length and non-recourse basis (except for customary representations, warranties, commercial disputes and other standard recourse or repurchase obligations in customary transactions of this type) of Receivables and Related Assets pursuant to (i) the Supplier Agreement, (ii) the Purchase Agreement and (iii) such other agreements which meet the foregoing criteria in an aggregate amount not to exceed $30,000,000 in face value per fiscal quarter.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Restricted Subsidiary of all or a majority of the Capital Stock of, or all or substantially all of the property of, any Person, or of any business or division of any Person; provided that with respect to each purchase or other acquisition (i) after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance with Section 7.15, (ii) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (iii) any such newly created or acquired Subsidiary shall, to the extent required by Section 6.10, comply with the requirements of Section 6.10.

“Permitted Amendment” means an amendment to this Agreement and/or the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.26, providing for an extension of the scheduled maturity date and/or amortization applicable to the Loans of the Accepting Lenders of a relevant Facility and, in connection therewith, which may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans, (b) changes to any prepayment premiums with respect to the applicable Loans of a relevant Facility, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new Facility of Loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement and/or the other Loan Documents applicable to the applicable Loans of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement and/or the other Loan Documents, as applicable, prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.

“Permitted Amount” means, as of any date, (a) $60,000,000 less (b) the sum of, without duplication, (i) the aggregate outstanding amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties subject to Guarantee Obligations of Loan Parties under Section 7.7(c) as of such date, (ii) the aggregate outstanding amount of loans or advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties under Section 7.7(e) as of such date and (iii) the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties outstanding under Section 7.7(g) as of such date.

“Permitted Liens” means Liens permitted pursuant to Section 7.3.

“Permitted Supply Chain Financing” means transactions related to accounts payable of the Loan Parties with respect to their supply chain (a)(i) in the ordinary course of business of the Loan Parties or (ii) consistent with past practices of the Loan Parties on the Closing Date, and (b) that do not constitute or would not have constituted Indebtedness as of the Closing Date.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing Indebtedness, (ii) the final maturity of such Indebtedness is no sooner and weighted average life to maturity of such Indebtedness is no shorter than such Original Indebtedness, (iii) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness incurred pursuant Section 7.2(b), the other material terms and conditions of such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), either (x) reflect market terms at the time of issuance thereof, as reasonably determined by the Borrower in good faith, or (y) shall, taken as a whole, not be more favorable to the lenders providing such Indebtedness than the terms and conditions applicable to the Original Indebtedness, (iv) (x) in the case of any Original Indebtedness (other than Indebtedness incurred under Section 7.2(b)) consisting of a revolving credit facility, the committed amount in respect of the Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness, (y) in the case of any Original Indebtedness incurred under Section 7.2(b), the committed amount in respect of the Permitted Refinancing Indebtedness incurred in respect thereof does not exceed (together with the outstanding committed amount in respect of any other Indebtedness incurred under Section 7.2(b)) the Permitted ABL Amount, and (z) otherwise, the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (v) for the avoidance of doubt, the Original Indebtedness is paid down (or, with respect to revolving credit facilities, commitments in respect thereof are reduced (together with, if applicable, payments of principal)) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted Amount), (vi) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vii) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Permitted Unsecured Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries (a) that is not (and any Guarantees thereof by any Group Member are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants other than any such financial maintenance covenant applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by Group Members.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Planned Distributions” has the meaning set forth in the definition of “Excess Cash Flow”.

“Planned Expenditures” has the meaning set forth in the definition of “Excess Cash Flow”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Permitted Acquisition, (d) any Material Disposition, and (e) any assumption, incurrence, repayment or other Disposition of Indebtedness (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Borrower and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Permitted Acquisition or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) clause (i) of the definition of “Consolidated EBITDA”); provided that with respect to any assumption, incurrence, repayment or other Disposition of Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Purchase Agreement” means that certain Account Purchase Agreement dated as of June 28, 2018, between the Borrower and Wells Fargo Bank, National Association, as the same is in effect with respect to the “Maximum Amount” (as defined therein) on the Closing Date.

“Purchasing Borrower Party” means any of the Borrower or any Restricted Subsidiary.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.20.

“Qualified Capital Stock” means Capital Stock of the Borrower other than Disqualified Capital Stock.

“Receivables Related Assets” means (a) accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance), (b) any interest in such accounts receivable and all collateral securing such accounts receivable, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such accounts receivable, any guarantees, indemnities, warranties or other obligations in respect of such accounts receivable, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with receivable purchase arrangements involving receivables similar to such accounts receivable and any collections or proceeds of any of the foregoing, and (c) any bank account or lock box maintained primarily for the purpose of receiving collections of accounts receivables subject to a Permitted A/R Finance Transaction.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member (other than assets that constitute ABL Priority Collateral).

“Reference Period” means each period of four consecutive fiscal quarters of the Borrower.

“Refinancing Facility Agreement” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower and, if applicable, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Loan Commitments and Refinancing Term Loans and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.27.

“Refinancing Term Lender” has the meaning set forth in Section 2.27(a).

“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.27(a).

“Refinancing Term Loans” has the meaning set forth in Section 2.27(a).

“Register” has the meaning set forth in Section 10.6(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to any Asset Sale or Recovery Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the Borrower’s determination to reinvest such Net Cash Proceeds in the business of the Borrower or any of its Restricted Subsidiaries.

“Related Parties” with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replaced Term Loans” has the meaning set forth in Section 10.1.

“Replacement Term Loans” has the meaning set forth in Section 10.1.

“Repricing Transaction” means (a) any prepayment of Initial Term Loans with the proceeds of a substantially concurrent incurrence of Indebtedness by any Group Member (other than any such incurrence in connection with an Enterprise Transformative Event or Change of Control) the primary purpose of which results in the all-in yield, on the date of such prepayment, being lower than the all-in yield on the Initial Term Loans (with the all-in yield calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, any interest rate floors, the Applicable Margin hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of the Initial Term Loans and such Indebtedness with the original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)) and (b) any amendment, amendment and restatement or other modification to this Agreement that reduces the all-in yield (calculated as set forth in clause (a) above) of the Initial Term Loans (other than any such amendment, amendment and restatement or other modification effected in connection with an Enterprise Transformative Event or Change of Control).

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Debt Payment” has the meaning set forth in Section 7.8(a).

“Restricted Payments” has the meaning set forth in Section 7.6.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow” means, at any date of determination, an amount, equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for the Excess Cash Flow Periods ended on or prior to such date.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Maturity Date” means July 26, 2026.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” has the meaning set forth in the Guarantee and Collateral Agreement.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Series” has the meaning set forth in Section 2.24(a).

“Similar Business” means any business in which the Borrower or any of its Restricted Subsidiaries is engaged on the Closing Date or that is reasonably related, incidental or ancillary thereto (including assets, activities or business complementary thereto), or a reasonable extension, development or expansion thereof.

“Site Lease” means that certain Lease dated July 1, 2010 between Red Rock CLW, LLC, as landlord and Clearwater Paper Corporation, as tenant for certain property located at 687 Washburn Switch Road, Shelby, North Carolina.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, continent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” means, with respect to any acquisition contemplated by the Borrower or any Restricted Subsidiary, the representations made by or on behalf of the proposed target of such acquisition in the documentation governing such acquisition (the “Subject Acquisition Agreement”) that are material to the interests of the Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Borrower (or any affiliate thereof) to close under the Subject Acquisition Agreement or the Borrower (or an affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Subject Acquisition Agreement as a result of a breach of such representations in the Subject Acquisition Agreement.

“Specified Event of Default” means an Event of Default under clauses (a) or (f) of Section 8.

“Specified Representations” means the representations and warranties of the Borrower and the Subsidiary Guarantors set forth in Sections 4.3(a) and (c), 4.4(a), 4.5 (solely with respect to organizational or governing documents and agreements governing Material Indebtedness), 4.11, 4.14, 4.16, 4.19 and 4.20.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations; provided that, for the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall not be considered Subordinated Indebtedness.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (i) each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary (other than any Excluded Subsidiary) and (ii) each other Restricted Subsidiary that is an obligor under or guarantor in respect of the ABL Loans or any Permitted Refinancing in respect thereof.

“Supplier Agreement” means that certain Supplier Agreement dated as of June 11, 2019 between the Borrower and Citibank, N.A and any branch, subsidiary, or affiliate of Citibank acting as a purchaser thereunder, solely with respect to the Buyer identified on the pricing schedule thereto on the Closing Date.

“Supported QFC” has the meaning assigned to it in Section 10.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation” means with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Syndication Agent” means the Syndication Agent identified on the cover page of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means the collective reference to the Initial Term Lenders and the Incremental Term Lenders.

“Term Loan Refinancing Indebtedness” has the meaning set forth in Section 7.2(a).

“Term Loans” means the collective reference to the Initial Term Loans and the Incremental Term Loans.

“Trade Date” means with respect to any sale or assignment of rights by a Lender under this Agreement, the date on which such Lender entered into a binding agreement to sell or assign all or a portion of its rights under this Agreement.

“Transactions” means collectively, (a) the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof, (b) the execution, delivery and performance by the Borrower and the other Loan Parties of the ABL Credit Agreement, the borrowing of ABL Loans thereunder and the use of proceeds thereof, and (c) the Existing Indebtedness Refinancing.

“Transferee” means any Assignee or Participant.

“Type” means, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States” means the United States of America.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Security Documents or the ABL Security Documents and Liens of the type referred to in Section 7.3(u) or Section 7.3(x)).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 6.11 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.19(f)(ii)(B)(3).

“Voluntary Prepayment Amount” means as of any date, an amount equal to (a) the sum of the aggregate principal amount of all optional prepayments of Term Loans made after the Closing Date and prior to such date (excluding prepayments made with the proceeds of long-term Indebtedness) less (b) the aggregate principal amount of Incremental Term Loans and Incremental Equivalent Debt established prior to such date in reliance on the Voluntary Prepayment Amount.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Other Definitional Provisions

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(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the concept of “letters of credit” shall be construed to include banker’s acceptances.

(c)The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

1.4Interest Rate; LIBOR Notification

.  The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.16(b) of this Agreement, such Section 2.16(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower, pursuant to Section 2.16, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.16(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.5Divisions

.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

1.6Limited Condition Transaction.

Notwithstanding anything in this Agreement or any Loan Document to the contrary when (i) calculating any applicable ratio or financial test in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted or the repayment of Indebtedness (each, a “Specified Transaction”), (ii) determining the accuracy of any representation or warranty (other than in connection with an Incremental Limited Condition Term Facility) or (iii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action (other than in connection with an Incremental Limited Condition Term Facility), in each case of clauses (i) through (iii) in connection with a Limited Condition Transaction, the date of determination of such ratio or financial test, the accuracy of such representation or warranty (but taking into account any earlier date specified therein) or whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”).  If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios, financial tests, representations and warranties and absence of defaults are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Reference Period ending prior to the LCT Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with.  For the avoidance of doubt, (i) if any of such ratios, financial tests, representations and warranties or absence of defaults are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, representations and warranties and absence of defaults will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions.  If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any subsequent acquisition or Investment that the Borrower or a Restricted Subsidiary is contractually committed to consummate on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis both (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated .

1.7Calculations

. Unless the Borrower elects otherwise, each Incremental Term Facility (or Incremental Equivalent Debt) shall be deemed incurred first under the Maximum Incremental Amount to the extent permitted (and calculated prior to giving effect to any substantially simultaneous incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, including the Base Incremental Amount and the Voluntary Prepayment Amount), with any balance incurred under the Base Incremental Amount or the Voluntary Prepayment Amount.

SECTION 2.AMOUNT AND TERMS OF COMMITMENTS

2.1Term Loans

.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make term loans denominated in Dollars (the “Initial Term Loans”) on the Closing Date to the Borrower in an amount equal to the amount of its Initial Term Commitment.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.12.

2.2Procedure for Term Loan Borrowing

.  To borrow Initial Term Loans on the Closing Date, the Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Initial Term Loans to be borrowed, and (ii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000, or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each applicable Term Lender thereof.  Each Lender will make the amount of its applicable Commitment available to the Administrative Agent for the account of the Borrower at the applicable Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date in respect of such Commitments requested by such Borrower in funds immediately available to the Administrative Agent.

2.3Repayment of Term Loans

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(a)The Borrower shall repay the Initial Term Loans on the last day of each March, June, September and December, beginning with March 31, 2020 and ending with the last such day to occur prior to the Maturity Date, in an aggregate principal amount for each such date (as such amount shall be adjusted pursuant to Section 2.17(b) hereof) equal to the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date multiplied by 0.25%.

(b)The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Term Loan Activation Notice pursuant to which such Incremental Term Loans were made (as such amount shall be adjusted pursuant to Section 2.17(b)).

(c)To the extent not previously paid (i) all Initial Term Loans shall be paid on the Maturity Date and (ii) all Incremental Term Loans shall be paid on the Incremental Term Loan Maturity Date applicable thereto.

2.4[Reserved]

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2.5[Reserved]

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2.6[Reserved]

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2.7[Reserved]

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2.8Fees, etc.

  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9[Reserved]

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2.10Optional Prepayments

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(a)The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (subject to Section 2.10(b)), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  All optional prepayments of Term Loans in accordance with this Section 2.10 shall be applied as directed by the Borrower.

(b)All (i) prepayments of Initial Term Loans pursuant to Section 2.10(a) or Section 2.11(a) effected on or prior to the six-month anniversary of the Closing Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the six-month anniversary of the Closing Date constituting Repricing Transactions shall, in each case, be accompanied by a fee payable to the Initial Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Initial Term Loans affected by such amendment, amendment and restatement or other modification (including any such Initial Term Loans assigned in connection with the replacement of a Term Lender not consenting thereto), in the case of a transaction described in clause (ii) of this paragraph.  Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders in respect of the Initial Term Loans, on the date of such prepayment.

2.11Mandatory Prepayments and Commitment Reductions

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(a)If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness permitted in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided that prepayments pursuant to this Section 2.11(a) shall be accompanied by any fees payable with respect thereto pursuant to Section 2.10(b).

(b)If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in excess of $15,000,000 individually or in any series of related transactions or $30,000,000 in the aggregate  in any fiscal year, such Net Cash Proceeds shall be applied within ten (10) Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, the Borrower may reinvest the Net Cash Proceeds in the business of the Borrower or any of its Restricted Subsidiaries within (i) 12 months following the receipt of such Net Cash Proceeds or (ii) 18 months following the receipt of such Net Cash Proceeds in the event that the Borrower or any of its Restricted Subsidiaries shall have entered into a binding commitment within 12 months following the receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds in the business of the Borrower or any of its Restricted Subsidiaries (it being understood that if any portion of such Net Cash Proceeds are no longer intended to be reinvested or are not reinvested within such 12- or 18-month period, as applicable, such Net Cash Proceeds shall be applied on the fifth Business Day after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or are not reinvested within such 12- or 18-month period, as applicable, toward the prepayment of the Term Loans as set forth in Section 2.11(d) (it being understood and agreed that pending the reinvestment of such Net Cash Proceeds, such Net Cash Proceeds shall be held by the applicable Group Member and available for general working capital purposes); provided further that, notwithstanding the foregoing, such Net Cash Proceeds may be applied towards the prepayment or purchase of Pari Passu Secured Indebtedness to the extent the documentation governing such Indebtedness requires such a prepayment or purchase with Net Cash Proceeds from any Asset Sale or Recovery Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness (provided that, in the event that the Borrower or applicable Restricted Subsidiary makes an offer to the holders of such Pari Passu Secured Indebtedness to prepay or purchase such Pari Passu Secured Indebtedness in an amount permitted under this Section 2.11(b), to the extent that such offer is declined by holders of such Pari Passu Secured Indebtedness (the declined amount, the “Other Debt Declined Amount”) and the Borrower has not reinvested such Net Cash Proceeds as contemplated by this Section 2.11(b), the Borrower shall be required to prepay Term Loans in an amount equal to such Other Debt Declined Amount as if the Other Debt Declined Amount were Net Cash Proceeds received on the final date by which such declining holders were required to give notice of their Other Debt Declined Amount).

(c)If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans as set forth in Section 2.11(d) the excess of (x) the ECF Percentage of such Excess Cash Flow over (y) solely to the extent not funded with the proceeds of long-term Indebtedness, the aggregate amount of all optional prepayments of Term Loans made during such Excess Cash Flow Period, or, without duplication across periods, after such Excess Cash Flow Period and prior to the relevant Excess Cash Flow Application Date, is due pursuant to Section 2.10, prepayments of ABL Loans to the extent accompanied by a permanent reduction of the ABL Commitments and any other voluntary prepayment of Pari Passu Secured Indebtedness, plus the aggregate amount of all Loan purchases made during such Excess Cash Flow Period pursuant to Section 2.25 (provided that the aggregate amount of any such purchase shall be the amount of the Borrower’s cash payment in respect of such purchase), and provided further that if such amount does not exceed $1,000,000, then no such payment will be required.  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the Excess Cash Flow Period with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b).  The application of any prepayment pursuant to this Section 2.11 shall be made first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)With respect to any prepayment pursuant to this Section 2.11 of Initial Term  Loans and, unless otherwise specified in the applicable Incremental Term Loan Activation Notice, other Term Loans, any Term Lender, at its option, may elect not to accept such prepayment.  The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under this Section 2.11 at least three Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this Section 2.11.  Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Declined Amount”) by providing written notice to the Administrative Agent no later than two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  If the Lender does not give a notice to the Administrative Agent on or prior to such second Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment.  Such Lender’s Declined Amount may be retained by the Borrower and shall increase the Declined Amount as provided in the definition thereof.

(f)Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments (after giving effect to the reinvestment period therefor) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(g)Notwithstanding any of the other provisions of this Section 2.11, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under this Section 2.11, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.11 in respect of any such Eurodollar Loans prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a blocked account at the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.11.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.11.  Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

2.12Conversion and Continuation Options

.

(a)The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election by submitting an Interest Election Request no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which Interest Election Request shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice by submitting an Interest Election Request to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if a Specified Event of Default is in existence, and provided, further, that if the Borrower shall fail to give any required Interest Election Request as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13Limitations on Eurodollar Tranches

.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 10  Eurodollar Tranches shall be outstanding at any one time.

2.14Interest Rates and Payment Dates

.  Subject to Section 2.16,

(a)Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such day plus the Applicable Margin.

(b)Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), upon the election of the Required Lenders, such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), upon the election of the Required Lenders, such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Initial Term Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.14 shall be payable from time to time on demand.

2.15Computation of Interest and Fees

.

(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan).  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate.

(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16Alternate Rate of Interest

.

(a)If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for a Loan for such Interest Period, or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any

Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate and Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.16(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing .

2.17Pro Rata Treatment and Payments

.

(a)The borrowing by the Borrower from the Initial Term Lenders hereunder shall be made pro rata according to the Initial Term Percentages of the Initial Term Lenders.

(b)With respect to any Facility, each payment (including each prepayment under this Agreement) by the Borrower on account of principal of and interest on the Term Loans of such Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the Term Lenders (except as otherwise provided in Section 2.11(e)).  The amount of each principal prepayment of the Term Loans pursuant to Section 2.11 shall be applied to reduce the Initial Term Loans and Incremental Term Loans on a pro rata basis based upon the respective then remaining principal amounts thereof (unless any Incremental Term Lenders have agreed to less than pro rata prepayments) and shall be applied within each Facility to the then remaining installments thereof as directed by the Borrower (or if not so directed, to the then remaining installments thereof in direct order of maturity).  Amounts repaid (including amounts pursuant to Section 2.11) and prepaid on account of the Term Loans may not be reborrowed.

(c)[Reserved].

(d)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(e), 2.17(f), 2.19(e) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18Requirements of Law

.

(a)If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the Closing Date:

(i)shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted LIBO Rate; or

(iii)shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable.  If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19Taxes

.

(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Without duplication of payments made pursuant to Section 2.19(a) above, the Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS

Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies  of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the

Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)For purposes of this Section 2.19, the term “applicable law” includes FATCA.

2.20Indemnity

.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

2.21Change of Lending Office

.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22Replacement of Lenders

.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23[Reserved]

.

2.24Incremental Facilities

.

(a)The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans (which may be effected by increasing the amount of any then existing Facility) by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice specifying (v) the amount of such Incremental Term Loans, (w) the applicable Incremental Term Loan Closing Date (which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)), (x) the applicable Incremental Term Loan Maturity Date, (y) the amortization schedule for such Incremental Term

Loans and (z) the Applicable Margin for such Incremental Term Loans; provided, that (i) the aggregate amount of all Incremental Term Loans established on any date, together with the aggregate amount of Incremental Equivalent Debt incurred on such date, shall not exceed (x) an amount equal to the Base Incremental Amount on such date, (y) an additional amount equal to the Voluntary Prepayment Amount on such date and (z) an additional amount subject to the Maximum Incremental Amount as of such date, (ii) each Incremental Term Facility shall be in a minimum aggregate principal amount of $25,000,000, unless otherwise agreed by the Administrative Agent in its reasonable discretion, (iii) the Incremental Term Loans in respect of any Incremental Term Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are (A) guaranteed on a pari passu basis with all of the other Obligations under this Agreement and the other Loan Documents and (B) secured by the Collateral (and no other property) and the Liens on the Collateral securing such Incremental Term Loans and all other obligations in respect thereof shall be pari passu with the Liens on the Collateral securing all of the other Obligations under this Agreement and the other Loan Documents, (iv) the Incremental Term Loans in respect of any Incremental Term Facility will be entitled to prepayments on the same basis as the Initial Term Loans unless the applicable Incremental Term Loan Activation Notice specifies a lesser treatment, (v) such Incremental Term Loans shall have a final maturity no earlier than the Latest Maturity Date (determined immediately prior to incurrence of such Incremental Term Loans), (vi) the weighted average life to maturity of such Incremental Term Facility shall be no shorter than that of any existing Term Loans (except if required in order to make such Incremental Term Loans fungible with any outstanding Term Loans), (vii) the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors) and (subject to clauses (v) and (vi) above) amortization schedule applicable to such Incremental Term Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Facility, provided that, in the event that the all-in-yield for any Incremental Term Facility shall be more than 50 basis points higher than the corresponding all-in-yield for any then existing Initial Term Loans as determined by the Administrative Agent in accordance with standard market practices (after giving effect to interest rate margins, original issue discount, upfront fees or interest rate floors), then the all-in-yield with respect to the outstanding Initial Term Loans shall be increased to the amount necessary so that the difference between the all-in-yield with respect to the Incremental Term Facility and the all-in-yield on the outstanding Initial Term Loans is equal to 50 basis points and (viii) to the extent that (subject to clauses (iv) through (vii) above) the terms of any Incremental Term Facility are not consistent with the terms of the Initial Term Facility, they shall be reasonably satisfactory to the Administrative Agent.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. Any Incremental Term Loan Commitments established pursuant to an Incremental Term Loan Activation Notice that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement.

(b)Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)[Reserved].

(d)Each Incremental Term Loan Activation Notice may, without the consent of any Lender (other than the applicable Incremental Term Lenders) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the

Administrative Agent, to give effect to the provisions of this Section 2.24.  This Section shall supersede any provision of Section 10.1 to the contrary.

(e)It shall be a condition precedent to the availability of any Incremental Term Loans that (i) no Default or Event of Default (or, in the case of any Incremental Limited Condition Term Facility, no Specified Event of Default) shall have occurred and be continuing immediately prior to and immediately after giving effect to the making of such Incremental Term Loans, (ii) the representations and warranties set forth in each Loan Document (or, in the case of any Incremental Limited Condition Term Facility, the Specified Representations and the Specified Acquisition Agreement Representations) shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Incremental Term Loan Closing Date immediately prior to and immediately after giving effect to the making of such Incremental Term Loans, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date and (iii) the Borrower shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent in connection with any Incremental Term Facility.

2.25Loan Purchases

.

(a)Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

(i)no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

(ii)the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(iii)the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);

(iv)any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA);

(v)no more than one Auction Purchase Offer with respect to any Facility may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Facility) may be made in any one year;

(vi)at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager a certificate of a Responsible Officer certifying as to compliance with the preceding clause (i);

(vii)no Purchasing Borrower Party may use the proceeds, directly or indirectly, from ABL Loans to purchase any Term Loans; and

(viii)each Auction Purchase Offer shall be made to all Lenders of the applicable Facility subject to such Auction Purchase Offer.

(b)A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer.  If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans of any Facility made by a Purchasing Borrower Party pursuant to this Section 2.25, the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Facility up to the settlement date of such purchase.

The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.25.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

2.26Loan Modification Offers

(a).

(a)The Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made.  With respect to all Permitted Amendments consummated by the Borrower pursuant to this Section 2.26, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a scheduled maturity date already in effect with respect to any Loans hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Loans of any or all Affected Facilities be extended.  If the aggregate principal amount of Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Loans of such Affected Facility offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b)A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents (other than Section 4.7 hereof or with respect to the absence of Default or Event of Default) shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Borrower shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iii) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.26, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all prepayments of Loans (i.e., both extended and non-extended) shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Loans unless a Permitted Amendment provides for lesser treatment of the Loans of the Accepting Lenders, until the repayment of the non-extended Loans.  The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.26.  This Section 2.26 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

2.27Refinancing Facilities

.

(a)The Borrower may, on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Facilities of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower as specified in such written notice (the “Refinancing Term Loans”); provided that (i) each Refinancing Term Loan Lender shall be an Eligible Assignee and (ii) if the consent of the Administrative Agent would be required for an assignment of Loans to such Refinancing Term Loan Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld.

(b)The Refinancing Term Loan Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan Commitments and the Administrative Agent; provided that no Refinancing Term Loan Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent, or agreed to deliver by a date following the effectiveness of such Refinancing Facility Agreement, such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Loans of one or more Facilities in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans and any reasonable fees, premium and expenses relating to such refinancing).  The Borrower shall determine the amount of such prepayments allocated to each Facility of outstanding Term Loans, and any such prepayment of Term Loans of any Facility shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Facility to be made pursuant to Section 2.3 as directed by the Borrower.

(c)The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Loan Commitments established thereby and the Refinancing Term Loans to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Facility” for all purposes hereof (provided that with the consent of the Administrative Agent, any Refinancing Term Loan Commitments and Refinancing Term Loans may be treated as a single “Facility” with any then-outstanding existing Commitments or Loans), (ii) the stated termination and maturity dates applicable to such Refinancing Term Loan Commitments or Refinancing Term Loans, provided that (A) such stated termination and maturity dates shall not be earlier than the Maturity Date applicable to the Facility of Term Loans so refinanced and (B) any Refinancing Term Loans shall not have a weighted average life to maturity shorter than the Facility of Term Loans so refinanced, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to such Refinancing Term Loans, (v) the fees applicable to such Refinancing Term Loan Commitments or Refinancing Term Loans, (vi) any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to such Refinancing Term Loans, (viii) any voluntary or mandatory prepayment requirements applicable to such Refinancing Term Loans and any restrictions on the voluntary or mandatory prepayments of such Refinancing Term Loans; provided that such prepayment requirements (x) may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Facility of existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding any other Facility of Term Loans) and (y) no Refinancing Term Loans may be voluntarily prepaid for so long as there are Loans outstanding under the Facility from which such Refinancing Term Loans were refinanced (such Facility, the “Original Facility”) unless such payment is made on a ratable basis among the Lenders holding such Refinancing Term Loans and the Lenders under the Original Facility, based on the relative amounts of the Loans under such Facilities and (ix) whether the Refinancing Term Loans are secured or guaranteed;

provided that, any Refinancing Term Loans (1) if secured, shall be (A) subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and Borrower and (B) secured only by any assets that constitute Collateral and (2) if guaranteed, shall not be guaranteed by any entities other than the Subsidiary Guarantors.  Except as contemplated by the preceding sentence, the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans of a Facility shall be as agreed with the Refinancing Term Lender so long as such terms are either (x) taken as a whole, no more favorable to the lenders providing the Refinancing Term Loan Commitments as the terms of the Initial Term Loan Commitments and the Initial Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time such Refinancing Term Loan Commitments are incurred) or (y) reflect market terms and conditions at the time of incurrence or issuance, as reasonably determined by the Borrower in good faith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.27, including any amendments necessary to treat the applicable Refinancing Term Loan Commitments and Refinancing Term Loans as a new Facility of commitments and/or loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments). This Section 2.27 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

SECTION 3.[RESERVED]

SECTION 4.REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1Financial Condition

.  The audited consolidated balance sheets of the Borrower and its consolidated Restricted Subsidiaries as at December 31, 2016, December 31, 2017 and December 31, 2018, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Restricted Subsidiaries as at each such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at March 31, 2019, and the related unaudited consolidated statement of income, stockholders’ equity and cash flow for the three-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flow for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

4.2No Change

.  Since December 31, 2018, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3Existence; Compliance with Law

.  Each Group Member (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as a lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4Power; Authorization; Enforceable Obligations

.

(a)Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.

4.5No Legal Bar

.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6Litigation

.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect if determined adversely to any applicable Group Member.

4.7No Default

.  No Default or Event of Default has occurred and is continuing.

4.8Ownership of Property; Liens

.   Each Group Member has such title in fee simple or valid leasehold to the real property owned or leased by it as is necessary to the conduct of its business,

including any Mortgaged Property, and valid and legal title to all of its personal property owned by it, in each case, subject to Permitted Liens or other Liens expressly permitted under the Mortgages.

4.9Intellectual Property

.  Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member owns, or is licensed to use, all material Intellectual Property reasonably necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.3, and to the knowledge of each Loan Party, the use of any such material Intellectual Property and the conduct of each of the Group Members does not infringe in any material respect upon the rights of any Person. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted or is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does the Borrower know of any valid basis for any such claim.

4.10Taxes

.  Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (ii) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); to the knowledge of the Borrower, no material Liens for Taxes have been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11Federal Regulations

.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a consolidated basis) will be Margin Stock.

4.12Labor Matters

.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13ERISA

.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by any Group Member or any of their ERISA Affiliates; (e) each of the Group Members’ ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available and except as reported in the most recent Form 10-K filed with the SEC, no Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.  Except as disclosed on Schedule 4.13, the present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions for financial statement reporting purposes under ASC Topic 715), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions for financial statement reporting purposes under ASC Topic 715).

4.14Investment Company Act; Other Regulations

.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15Subsidiaries; Capital Stock

.  As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation or formation, as applicable, of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except (i) with respect to Capital Stock of Loan Parties, as created by the Loan Documents or the ABL Loan Documents and (ii) otherwise, as permitted by this Agreement.

4.16Use of Proceeds

.  The proceeds of the Initial Term Loans shall be used to finance in part the Transactions.  The proceeds of any Incremental Term Loans shall be used for general corporate purposes (including Permitted Acquisitions and other Investments permitted by this Agreement).

4.17Environmental Matters

.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Group Member or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal), in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability under or relating to any Environmental Law, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)no judicial, arbitral, governmental or administrative litigation, investigation, proceeding or similar action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party, nor has any Group Member entered into or agreed to any settlements or other agreements, consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements relating to compliance with or liability under any Environmental Law that have not been fully and finally resolved;

(d)each Group Member, is in compliance, and within the period of all applicable statute of limitation has been in compliance, with all applicable Environmental Laws; and

(e)no Group Member has assumed or retained, by contract or operation of law, any liability of any other Person under Environmental Laws or with respect to any Material of Environmental Concern.

4.18Accuracy of Information, etc.

  The statements and information contained in this Agreement, the other Loan Documents, and the other material documents, certificates and statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, in writing, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished), taken together as a whole, did not contain as of the date such written statements, information, documents or certificates were so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19Security Documents

.

(a)The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral required to be delivered described in the Guarantee and Collateral Agreement, when such Pledged Collateral is delivered to the Administrative Agent (together with a properly completed and signed undated endorsement) and in the case of the other Collateral described in the Guarantee and Collateral Agreement that can be perfected by the filing of a financing statement or other filing, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule

4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to the Lien of any other Person (except (other than with respect to Collateral consisting of Capital Stock) Liens permitted by Section 7.3).

(b)Each of the Mortgages, upon execution and delivery by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel legal opinions delivered in connection with such Mortgages, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien of any other Person (except Permitted Liens). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any Subsidiary Guarantor upon which a Mortgage will be granted to the Administrative Agent.

4.20Solvency

.  As of the Closing Date and after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

4.21Plan Assets; Prohibited Transactions.

  None of the Borrower or any of its Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

4.22Anti-Corruption Laws, Anti-Money Laundering and Sanctions

.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary, any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 5.CONDITIONS PRECEDENT

5.1Conditions to Initial Extension of Credit

.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iii) the Intercreditor Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person party thereto.

(b)Other Indebtedness.

(i)The Administrative Agent shall have received evidence reasonably satisfactory to it that on or prior to the Closing Date (x) the ABL Credit Agreement is in full force and effect, (y) the Borrower received at least $250,000,000 in commitments from the lenders under the ABL Credit Agreement and (z) the commitments referred to in clause (y) of this paragraph are effective.

(ii)Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Closing Date, (A) all existing material Indebtedness for borrowed money (other than the 2023 Notes and the 2025 Notes, and excluding for the avoidance of doubt Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries shall have been repaid in full (such repayment, the “Existing Indebtedness Refinancing”) and (B) all Liens granted in connection with the foregoing shall have been terminated such that on the Closing Date, after giving effect to Transactions, none of the Borrower or any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money (excluding for the avoidance of doubt Capital Lease Obligations) other than (i) any Indebtedness outstanding under the ABL Credit Agreement, (ii) Indebtedness outstanding under this Agreement, (iii) the 2023 Notes and (iv) the 2025 Notes.

(c)Pro Forma Financial Statements; Financial Statements.  The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its consolidated Restricted Subsidiaries as of and for the 12 months ended March 31, 2019, prepared giving effect (as if such events had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income)) to the consummation of the Transactions and the payment of fees and expenses in connection therewith, (ii) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and its Subsidiaries for the 2016, 2017 and 2018 fiscal years (provided that availability of such report on the U.S. Securities and Exchange Commission EDGAR information retrieval system shall satisfy this requirement), (iii) unaudited consolidated balance sheets and related statements of income and stockholders’ equity of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2019 and (iv) statements of cash flows of the Borrower and its Subsidiaries for the three-month period ended on March 31, 2019.

(d)Lien Searches.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e)Fees.  All costs, fees and expenses required to be paid by the Borrower to the Administrative Agent, the Arrangers and the Lenders in connection with this Agreement (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) and all costs, fees and expenses required to be paid by the Borrower pursuant to letter agreements entered into with the Arrangers shall have been paid or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement to the extent due and invoiced to the Borrower.

(f)Officer’s Certificate; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, with appropriate insertions and attachments, including (w) the certificate of incorporation, in the case of a Loan Party that is a corporation, and certificate of formation, in the case of a Loan Party that is a limited liability company, in each case certified by the relevant authority of the jurisdiction of organization of such Loan Party as of a recent date, (x) the bylaws, in the case of a Loan Party that is a corporation, and limited liability company agreement or operating agreement, in the case of a Loan Party that is a limited liability company, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, (y) resolutions of the governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (z) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g)Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Borrower and its Restricted Subsidiaries and certain other local counsel to the Borrower and its Restricted Subsidiaries as reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent.

(h)Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(j)Mortgages, etc.

(i)The Borrower or the applicable Subsidiary Guarantor shall, with respect to each Mortgaged Property, deliver to the Administrative Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Secured Parties, fully executed counterparts of Mortgages, duly executed and acknowledged by the Borrower or such Subsidiary Guarantor, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording of filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by the Intercreditor Agreement, subject to Permitted Liens, against the Mortgaged Properties purported to be covered thereby.

(ii)With respect to the Site Lease, an estoppel agreement executed by the lessor of such leased Real Property along with a memorandum of lease each in form and substance reasonably acceptable to the Administrative Agent;

(iii)If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the

Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, or in lieu thereof, or existing surveys, together with any no change affidavits required by the Title Insurance Company as shall be sufficient to enable the Title Insurance Company to remove any standard survey exceptions from the Mortgaged Policies and issue customary survey-dependent endorsements to the applicable Mortgage Policy or otherwise reasonably acceptable to the Administrative Agent.

(iv)The Administrative Agent shall have received mortgagee’s title insurance policies in favor of the Administrative Agent, and its successors and/or assigns, in an amount and form reasonably acceptable to the Administrative Agent and otherwise in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon, with the priority required by the Intercreditor Agreement, free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Borrower or the applicable Subsidiary Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made).  The Administrative Agent shall also have received evidence satisfactory to it that all charges for mortgage recording taxes and all related expenses, if any, have been paid.

(v)The Administrative Agent shall have received (A) with respect to any Mortgaged Property that contains one or more buildings, a “life-of-loan standard flood hazard determination”, (B) if any of the buildings on such Mortgaged Property is located in a special flood area, a policy of flood insurance that (1) covers each such parcel and the building(s) located thereon, and (2) is written in an amount and form that is reasonably satisfactory to the Administrative Agent and otherwise in compliance with the Flood Insurance Laws, and (C) if such Mortgaged Property is located in a special flood hazard area, confirmation that the Borrower has received the notice required pursuant to the Flood Insurance Laws.

(vi)The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(vii)The Administrative Agent shall have received, with respect to each of the Mortgaged Properties owned on the Closing Date, such local counsel opinions and opinions of counsel in the jurisdiction of organization of the owner of the applicable Mortgaged Properties.

Notwithstanding anything to the contrary contained in this Section 5.1(j), if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(j) and such requirements are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(k)Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from a Responsible Officer in the form of Exhibit L.

(l)PATRIOT Act.  The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information regarding any Loan

Party requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2Conditions to Each Extension of Credit

.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (subject to Section 2.24) is subject to the satisfaction of the following conditions precedent:

(a)Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b)No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and, in the case of Sections 6.3 through 6.8, 6.10 and 6.14, shall cause each of its Restricted Subsidiaries to:

6.1Financial Statements

.  Furnish to the Administrative Agent, on behalf of each Lender:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing acceptable to the Administrative Agent;

(b)as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such quarter and/or the portion of the fiscal year through the end of such quarter, as required by applicable SEC rules, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a

Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above, as applicable, except that no such financial statements delivered pursuant to this clause (c) shall be required to be audited) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower, together with an explanation of reconciliation adjustments in reasonable detail.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c), (d) or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such documents are filed of record with the SEC; provided that, upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2Certificates; Other Information

.  Furnish to the Administrative Agent, on behalf of each Lender:

(a)[reserved];

(b)concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer, which Compliance Certificate shall include a statement that, to each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of annual financial statements, a calculation of Excess Cash Flow and (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (x) a description of any change in the jurisdiction of organization of any Loan Party, (y) a list of any material registered Intellectual Property acquired or created by any Loan Party and (z) a description of any Person that has become a Group Member, a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);

(c)as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;

(d)within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the fourth fiscal quarter of each fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e)promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f)promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g)promptly, such (x) additional financial and other information as the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.3Payment of Obligations

.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.4Maintenance of Existence; Compliance

.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4, Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5Maintenance of Property; Insurance

.

(a)(i) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard and business interruption insurance) and (ii) cause, in the case of each property or casualty insurance policy, as requested by the Administrative Agent, to be endorsed to the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as lender loss payee, mortgagee and/or additional insured).  If the Borrower or any other Loan Party shall fail to maintain insurance in accordance with this Section 6.5, or if the Borrower or any other Loan Party shall fail to so endorse and deliver all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

(b)If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6Inspection of Property; Books and Records; Discussions

.  (a) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the Borrower if requested by the Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(b) and (ii) the Administrative Agent shall not exercise rights under this Section 6.6(b) more often than one time during any calendar year.

6.7Notices

.  Promptly give notice to the Administrative Agent, on behalf of each Lender, of:

(a)the occurrence of any Default or Event of Default;

(b)any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)any litigation or proceeding affecting any Group Member which relates to any Loan Document;

(d)(i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request; and

(e)any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8Environmental Laws

.

(a)Comply with, and use reasonable efforts to ensure compliance by all tenants, subtenants, contractors, subcontractors, and invitees, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants, subtenants, contractors, subcontractors, and invitees, obtain and comply with and maintain, any and all Environmental Permits. It being understood that any noncompliance with this Section 6.8(a) shall be deemed not to constitute a breach of this covenant provided that, such noncompliance with Environmental Laws, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect or materially and adversely affect the value of any Mortgaged Property.

(b)Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect and does not materially and adversely affect the value of any Mortgaged Property.

6.9[Reserved]

.

6.10Additional Collateral, etc.

(a)With respect to any property acquired after the Closing Date by any Loan Party (other than (v) any real property, (w) any property described in paragraph (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 7.3(g), (y) so long as the ABL Obligations Payment Date has not occurred, any ABL Priority Collateral as to which the ABL Representative determines, in its reasonable discretion and in consultation with the Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby and (z) any property (or, so long as the ABL Obligations Payment Date has not occurred, any property other than

ABL Priority Collateral) as to which the Administrative Agent determines, in its reasonable discretion and in consultation with the Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in any such property (with the priority required by the Intercreditor Agreement), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)[reserved].

(c)With respect to any new Domestic Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that becomes a Domestic Subsidiary that is not an Excluded Subsidiary and any existing Domestic Subsidiary that ceases to be an Excluded Subsidiary), within forty-five (45) days after the creation or acquisition of such new Domestic Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated endorsements, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest with the priority required by the Intercreditor Agreement in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)With respect to any new CFC Holding Company or Foreign Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (d) shall include any existing Subsidiary that becomes a CFC Holding Company or a Foreign Subsidiary), within sixty (60) days after the creation or acquisition of such new CFC Holding Company or Foreign Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such CFC Holding Company or Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such CFC Holding Company or Foreign Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as the

Administrative Agent deems necessary or reasonably advisable to perfect the Administrative Agent’s security interest therein.

6.11Designation of Subsidiaries

.  The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that:

(a)both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b)after giving effect to such designation (and clause (c) below), the pro forma Consolidated Secured Leverage Ratio for the Applicable Reference Period is no greater than 2.00 to 1.00;

(c)in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.11;

(d)in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as an “Unrestricted Subsidiary” under the ABL Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the ABL Loans) and in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as a “Restricted Subsidiary” under the ABL Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the ABL Loans).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

6.12Maintenance of Ratings

.  Use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower and a rating of the Facilities, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process), it being agreed that there is no obligation to maintain any particular ratings at any time.

6.13Quarterly Lender Calls

. Host quarterly calls for the Lenders within a reasonable period of time following the delivery of the financial statements referred to in Sections 6.1(a) and (b) to discuss the results of such fiscal period and related matters (with the date and time of such call to be reasonably determined by the Borrower and notified to the Administrative Agent a reasonable period of time in advance of such call); provided that no such call shall be required in respect of any fiscal period if the Borrower is hosting a public earnings call for equity security holders in respect of such period.

6.14Post-Closing Covenants

.  Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth (i) in Section 5.1(j) within the time period set forth therein and (ii) in Section

6.5(a)(ii) within 45 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

SECTION 7.NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1[Reserved]

.

7.2Indebtedness

.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)Indebtedness of any Loan Party under this Agreement (including Indebtedness in respect of any Incremental Term Facility and any Refinancing Term Loans) and any Permitted Refinancing Indebtedness in respect of the Term Loans (any such Permitted Refinancing Indebtedness, the “Term Loan Refinancing Indebtedness”); provided that (i) such Term Loan Refinancing Indebtedness, if secured, is secured only by the Collateral on a pari passu or junior basis with the Obligations under this Agreement (provided that the Term Loan Refinancing Indebtedness shall not consist of syndicated term loans that are secured on a pari passu basis with the Obligations under this Agreement), (ii) no Person, other than a Loan Party, shall be an obligor or guarantor with respect to any Term Loan Refinancing Indebtedness, (iii) the terms of any such Term Loan Refinancing Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) either (x) reflect market terms at the time of issuance thereof or (y) taken as a whole, are not materially more restrictive than those applicable to the Indebtedness being refinanced (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (as in effect on the date of incurrence of such Term Loan Refinancing Indebtedness))), (iv) such Term Loan Refinancing Indebtedness shall share ratably or less than ratably with (or, if junior in right of payment or as to security, on a junior basis with respect to) any prepayments or repayments of the Initial Term Loans (and Incremental Term Loans, if applicable) and (v) such Term Loan Refinancing Indebtedness, if secured, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(b)Indebtedness of the Loan Parties under the ABL Credit Agreement; provided, that the aggregate principal amount of ABL Loans (including letter of credit disbursements) and undrawn letters of credit outstanding thereunder do not exceed the Permitted ABL Amount, and any Permitted Refinancing Indebtedness in respect thereof;

(c)Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary; provided that (x) any Indebtedness of any Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (y) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Guarantee and Collateral Agreement and (z) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 7.7;

(d)Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such

Guarantee Obligation relates and (ii) any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party shall be permitted to the extent incurred in compliance with Section 7.7;

(e)Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f)Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $75,000,000 and (ii) 5 % of Consolidated Net Tangible Assets (as of the date incurred);

(g)Indebtedness representing deferred compensation to employees or directors of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(h)Indebtedness incurred in the ordinary course of business or that is consistent with past practice and owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository, credit or debit card, purchase card or other cash management services or in connection with any automated clearing-house transfers of funds, in each case that does not constitute Indebtedness for borrowed money;

(i)Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j)Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(k)Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(l)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m)Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

(n)Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other Investments permitted under Section 7.7 or Dispositions permitted under Section 7.5 (other than Dispositions permitted under Section 7.5(m));

(o)(i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that after giving effect to the applicable acquisition (or merger or consolidation) or such assumption of Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such acquisition (or merger or consolidation) or assumption, is not in excess of 5.00 to 1.00; provided further that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(o), together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under Sections 7.2(u) and 7.2(w), shall not exceed the Non-Guarantor Debt Limit (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(o));

(p)[Reserved];

(q)Indebtedness of the Borrower in respect of the 2023 Notes in an aggregate principal amount not to exceed $275,000,000 at any time outstanding and any Permitted Refinancing Indebtedness in respect thereof;

(r)Indebtedness of the Borrower in respect of the 2025 Notes in an aggregate principal amount not to exceed $300,000,000 at any time outstanding and any Permitted Refinancing Indebtedness in respect thereof;

(s)Subordinated Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Net Tangible Assets (as of the date incurred);

(t)Incremental Equivalent Debt and Permitted Refinancing Indebtedness in respect thereof; provided that (i) immediately prior to and immediately after giving effect to the incurrence of any such Indebtedness under this Section 7.2(t), no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of Incremental Term Commitments established pursuant to Section 2.24 on any date, together with the aggregate principal amount of Incremental Equivalent Debt incurred under this Section 7.2(t) on such date, shall not exceed an amount equal to (x) the Base Incremental Amount in effect on such date, plus (y) the Voluntary Prepayment Amount in effect on such date, plus (z) an additional amount subject to the Maximum Incremental Amount as of such date;

(u)(i) Permitted Unsecured Indebtedness so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), is not in excess of 5.00 to 1.00; provided that (x) immediately prior to and immediately after giving effect to the incurrence of any Permitted Unsecured Indebtedness under this Section 7.2(u), no Default or Event of Default shall have occurred and be continuing and (y) the aggregate principal amount of Permitted Unsecured Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under this Section 7.2(u), together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred pursuant to Sections 7.2(o) and (w), shall not exceed the Non-Guarantor Debt Limit (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(u))and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(v)Indebtedness of the Borrower or any of its Restricted Subsidiaries arising out of any Permitted Supply Chain Financing;

(w)additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed at any time outstanding the greater of (i) $100,000,000 and (ii) 7.5% of Consolidated Net Tangible Assets (as of the date incurred); provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under this Section 7.2(w), together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under Sections 7.2(o) and (u), shall not exceed the Non-Guarantor Debt Limit (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(w));

(x)Attributable Indebtedness in an aggregate principal amount not to exceed the greater of (i) $75,000,000 and (ii) 5% of Consolidated Net Tangible Assets (as of the date incurred) at any time outstanding, which Attributable Indebtedness arises out of a sale and leaseback transaction permitted under Section 7.10;

(y)Indebtedness of any Loan Party in an aggregate principal amount not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Borrower (other than any such issuance to a Group Member); and

(z)Guarantee Obligations incurred by any Group Member of obligations of any Joint Venture or Unrestricted Subsidiary to the extent permitted under Section 7.7(v).

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness (or any portion thereof) in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and the ABL Credit Agreement and, in each case, any Permitted Refinancing Indebtedness in respect thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a) and Section 7.2(b), respectively.

For the avoidance of doubt, a permitted refinancing in respect of Indebtedness incurred pursuant to a Dollar-denominated or Consolidated Net Tangible Assets-governed basket shall not increase capacity to incur Indebtedness under such Dollar-denominated or Consolidated Net Tangible Assets-governed basket, and such Dollar-denominated or Consolidated Net Tangible Assets-governed basket shall be deemed to continue to be utilized by the amount of the original Indebtedness incurred unless and until the Indebtedness incurred to effect such permitted refinancing is no longer outstanding.

7.3Liens

.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)pledges, deposits or similar Liens in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)(i) deposits to secure (x) the performance of bids, supplier and other trade contracts (including government contracts) (other than for borrowed money), leases, statutory obligations (other than for borrowed money and other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA) and (y) surety and appeal bonds, performance bonds and other obligations of a like nature, in each case (with respect to clauses (x) and (y)) incurred in the ordinary course of business and (ii) Liens on cash earnest money deposits in connection with any letter of intent or purchase agreement permitted under this Agreement;

(e)easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f)Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g)Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets (and any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased; provided further that in the event that purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h)(i) Liens on the Collateral created pursuant to the Security Documents (or any Term Loan Security Documents (as defined in the Intercreditor Agreement)), (ii) Liens on cash granted in favor of any lender under the ABL Credit Agreement or the Issuing Lender (as defined in the ABL Credit Agreement) created as a result of any requirement to provide cash collateral pursuant to the ABL Credit Agreement and (iii) subject to the Intercreditor Agreement, Liens on the Collateral created pursuant to the ABL Security Documents (or any ABL Security Documents (as defined in the Intercreditor Agreement));

(i)any interest or title of a licensor or lessor under any lease or license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(j)Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k)Liens in favor of any Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents;

(l)Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m)any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n)Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o)Liens existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation) and (ii) such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(o)) that such Liens secured, immediately prior to such permitted acquisition;

(p)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of business and permitted by this Agreement;

(q)non-exclusive licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r)Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u)banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(v)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to dispose of any property in a Disposition permitted by

Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w)Liens solely on assets and securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted to be incurred pursuant to Section 7.2 in an amount not to exceed the Non-Guarantor Limit;

(x)Liens on the Collateral securing (i) Incremental Equivalent Debt permitted under Section 7.2(t) on a pari passu or junior basis with the Liens on the Collateral securing the Obligations and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that the Liens on the Collateral securing Incremental Equivalent Debt or any such Permitted Refinancing Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(y)Liens on any Receivables Related Assets (i) granted to the provider of any Permitted A/R Finance Transaction or (ii) that arise or may be deemed to arise pursuant to any Permitted Supply Chain Financing;

(z)Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds at any time (as to all Group Members) the greater of (i) $100,000,000 and (ii) 7.5% of Consolidated Net Tangible Assets (as of the date incurred);

(aa)Liens on property purportedly rented to, or leased by, the Borrower or any of its Restricted Subsidiaries pursuant to a sale and leaseback transaction permitted under Section 7.10; provided that (i) such Liens do not encumber any other property of the Borrower or its Restricted Subsidiaries and (ii) such Liens secure only Indebtedness permitted under Section 7.2(x); and

(bb)Liens to secure Swap Obligations in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding.

For purposes of determining compliance with this Section 7.3, in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (bb) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 7.3 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents and the ABL Credit Agreement, and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.3(h).

7.4Fundamental Changes

.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided, that when any Subsidiary Guarantor is merging with or into another Restricted Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving corporation or the continuing or surviving corporation shall, substantially simultaneously with such merger or consolidation, become a Subsidiary Guarantor);

(b)any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than the Borrower) in order to effect an Investment permitted pursuant to Section 7.7; provided that if such Restricted Subsidiary is a Subsidiary Guarantor the continuing or surviving Person shall be a Subsidiary Guarantor;

(c)any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(d)any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders.

7.5Disposition of Property

.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)the Disposition of surplus, outdated, obsolete or worn out, or no longer used or useable property (other than accounts receivable or inventory) in the ordinary course of business;

(b)Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c)Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d)the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e)Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f)Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g)Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h)non-exclusive licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(i)the lapse, abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j)licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(k)Dispositions to any Group Member; provided that any such Disposition involving a Restricted Subsidiary that is not a Subsidiary Guarantor shall be made in compliance with Sections 7.7 and 7.9;

(l)(i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.7, (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6, (iii) Dispositions set forth on Schedule 7.5(l) and (iv) sale and leaseback transactions permitted under Section 7.10;

(m)Dispositions of Receivables and Related Assets in Permitted A/R Finance Transactions;

(n)other Dispositions of assets (including Capital Stock); provided that (i) it shall be for fair market value (determined as if such Disposition was consummated on an arm’s-length basis), (ii) at least 75% of the total consideration for any such Disposition in excess of the greater of (x) $30,000,000 and (y) 2.5% of Consolidated Net Tangible Assets received by the Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents, (iii) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists) and (iv) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash:  (A) any liabilities (other than liabilities that are by their terms subordinated to the Obligations) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Borrower) that are (i) assumed by the transferee of any such assets and for which the Borrower and/or its Restricted Subsidiaries have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.5(n) that is at that time outstanding, not to exceed the greater of (1) $60,000,000 and (2) 4% of Consolidated Net Tangible Assets (as of the date of such disposition (or, at the Borrower’s election, as of the date of entry into a binding agreement with respect to such Disposition) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(o)other Dispositions of operating segments, business units, divisions, lines of business, or the assets or Capital Stock of any Subsidiary of the Borrower which individually may comprise an operating segment,  business unit, division or line of business, division, and with respect to which the Board of Directors of the Borrower has determined are no longer strategic or core to the Borrower’s business (taken as a whole), in an aggregate sales price for each such Disposition or related series of Dispositions not to exceed $75,000,000 (exclusive of any earnout consideration payable in connection therewith); provided that no more than two (2) such Dispositions or series of related Dispositions may be consummated prior to the Scheduled Maturity Date;

(p)the surrender or waiver of contract rights in the ordinary course of business or the surrender or waiver of litigation claims or the settlement, release or surrender of tort or litigation claims of any kind;

(q)the transfer of improvements or alterations in connection with any lease of property upon the termination thereof;

(r)any Restricted Payment permitted by Section 7.6 or Investment permitted by Section 7.7; and

(s)the termination of a lease of real or personal property.

7.6Restricted Payments

.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)any Restricted Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Borrower and the other Loan Parties);

(b)so long as no Event of Default shall have occurred and be continuing, the Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the Closing Date (net of any proceeds received by the Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

(c)the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in shares of Qualified Capital Stock;

(d)the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Borrower;

(e)the Borrower may acquire its Capital Stock upon the exercise of stock options for such Capital Stock of the Borrower if such Capital Stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Capital Stock or similar equity awards held by, any current or former director, officer or employee of any Group Member;

(f)the Borrower may convert or exchange any of its Capital Stock for or into Qualified Capital Stock;

(g)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make Restricted Payments in an amount equal to the Available Amount on such date; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 5.00 to 1.00;

(h)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make Restricted Payments in an aggregate amount not to exceed from and after the Closing Date the greater of (i) $25,000,000 and (ii) 2% of Consolidated Net Tangible Assets (as of the date of the making of such Restricted Payment);

(i)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make Restricted Payments; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, (i) the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 4.50 to 1.00 and (ii) the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.00 to 1.00;

(j)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date pay dividends to its shareholders in an aggregate amount not to exceed in any fiscal year 6.00% of Market Capitalization; and

(k)the Borrower may pay any Restricted Payment within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the Restricted Payment contemplated by such declaration or redemption notice would have complied with the provisions of this Section 7.6.

7.7Investments

.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)investments in cash and Cash Equivalents;

(c)Guarantee Obligations of any Group Member in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantee Obligations arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) (A) a Restricted Subsidiary that is not a Subsidiary Guarantor shall not Guarantee any Indebtedness for borrowed money of any Loan Party and (B) any Guarantee Obligations in respect of Subordinated Indebtedness shall be subordinated to the Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness and (ii) no Guarantee Obligations of any Loan Party of Indebtedness (excluding, for the avoidance of doubt, Guarantee Obligations in respect of obligations not constituting Indebtedness) of any Restricted Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 7.7(c) if, at the time of the incurrence of, and after giving effect to, such Guarantee Obligations (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;

(d)loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

(e)loans or advances made by the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that no loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 7.7(e) if, at the time of, and after giving effect to, the making of such loan or advance (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;

(f)Investments in assets useful in the business of the Borrower and its Restricted Subsidiaries, other than current assets, made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(g)(i) Investments by the Borrower in any Subsidiary Guarantor and by any Subsidiary Guarantor in any Loan Party, and (ii) Investments (including by way of capital contributions) by any Group Member in Equity Interests in their Restricted Subsidiaries; provided, in the case of clause (ii), no Investment by any Loan Party in any Restricted Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 7.7(g) if, at the time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;

(h)any Permitted Acquisition; provided that the aggregate amount of Investments pursuant to this Section 7.7(h) in respect of acquisitions of Persons that do not, upon acquisition thereof, become Subsidiary Guarantors, or property that is not, upon acquisition thereof, owned by Loan Parties (whether such Investment is consummated with cash or equity (including Disqualified Capital Stock of any Subsidiaries not organized under the laws of any jurisdiction within the United States, but excluding any other equity of such Subsidiaries), as with such Investment as valued in good faith by the Board of Directors of the Borrower) shall not exceed at any time outstanding the greater of (x) $75,000,000 and (y) 5% of Consolidated Net Tangible Assets (as of the date of consummation of such purchase or other acquisition);

(i)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(j)Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k)Investments existing on the Closing Date and set forth on Schedule 7.7(k) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.7(k) is not increased from the amount of such Investment on the Closing Date;

(l)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with any Restricted Subsidiary, in each case in accordance with Section 7.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o)Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p)Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto);

(q)mergers and consolidations permitted under Section 7.4 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are Wholly Owned Subsidiaries;

(r)so long as no Event of Default has occurred and is continuing or would result therefrom, Investments in an aggregate amount not to exceed the Available Amount at such time;

(s)[reserved];

(t)so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Investments, if, at the time of such Investment, (i) the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 5.00 to 1.00 and (ii) the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.00 to 1.00;

(u)in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost), taken together with all other outstanding Investments made pursuant to this Section 7.7(u), not to exceed at any one time outstanding, the greater of (i) $75,000,000 and (ii) 5% of Consolidated Net Tangible Assets (as of the date of the making of such Investment);

(v)(i) any Investment in any Joint Venture or Unrestricted Subsidiary and (ii) any Permitted Acquisition of Persons that do not, upon acquisition thereof, become Subsidiary Guarantors, and property that is not, upon acquisition thereof, owned by Loan Parties; provided that the aggregate outstanding amount of the Investments and Permitted Acquisitions consummated pursuant to this Section 7.7(v) (with respect to Investments pursuant to clause (i), valued at cost, and with respect to Permitted Acquisitions pursuant to clause (ii), the Investment amount thereof shall be as valued in good faith by the Board of Directors of the Borrower and shall include cash and equity (including Disqualified Capital Stock of any Subsidiaries not organized under the laws of any jurisdiction within the United States, but excluding any other equity of such Subsidiaries), as valued in good faith by the Board of Directors of the Borrower) shall not exceed at any time outstanding the greater of (i) $75,000,000 and (ii) 5% of Consolidated Net Tangible Assets (as of the date of the making of such Investment);

(w)Investments, taken together with all other outstanding Investments made pursuant to this Section 7.7(w), in an aggregate amount (valued at cost) not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Borrower (other than any such issuance to a Group Member);

(x)Investments by the Borrower or any of its Restricted Subsidiaries in Similar Businesses in an aggregate amount (valued at cost), taken together with all other outstanding Investments made pursuant to this Section 7.7(x), not to exceed from and after the Closing Date the greater of (i) $75,000,000 and (ii) 5% of Consolidated Net Tangible Assets (as of the date of the making of such Investment);

(y)Investments constituting the extension of credit made to any purchaser of Receivables and Related Assets in connection with any Permitted A/R Finance Transaction relating to the balance of the purchase price payable therefor by such purchaser; and

(z)Investments by the Borrower in connection with its membership in Northwest Farm Credit Services system, consistent with past practice, and as required by the bylaws of Northwest Farm Credit Services and the requirements of the Farm Credit Act of 1971 and the regulations thereunder.

7.8Optional Payments of Certain Debt Instruments

.  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness (any of the foregoing, a “Restricted Debt Payment”) other than:

(a)refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(b)payments of or in respect of Junior Indebtedness made solely with Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock;

(c)prepayments of intercompany Junior Indebtedness permitted hereunder owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that no prepayment of any Junior Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be permitted so long as a Default or Event of Default shall have occurred and be continuing or would result therefrom;

(d)so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed from and after the Closing Date the greater of (i) $25,000,000 and (ii) 2% of Consolidated Net Tangible Assets (as of the date of the making of such Restricted Debt Payment);

(e)so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an amount equal to the Available Amount on such date; provided that at the time of the making of such Restricted Debt Payment and immediately after giving effect to such Restricted Debt Payment, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 5.00 to 1.00; and

(f)in addition to the other Restricted Debt Payments permitted by this Section 7.8 and so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments if, at the time of making such Restricted Debt Payment and immediately after giving effect thereto, (x) the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 4.50 to 1.00 and (y) the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.00 to 1.00.

Notwithstanding anything to the contrary contained in this Section 7.8, in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

7.9Transactions with Affiliates

.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Loan Parties and (y) transactions between or among the Borrower and its Restricted Subsidiaries consistent with past practices and made in the ordinary course of business) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate as determined in good faith by the board of directors of the Borrower; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors; (iv) employment, retention, severance and similar arrangements (including equity or equity based incentive plans, stock ownership plans, compensation or incentive plants and arrangements and employee benefit plans and arrangements) and indemnification arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee, officer or director thereof; (v) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purpose of improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d), (vii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, and (viii) transactions disclosed in the Borrower’s SEC filings made prior to the Closing Date.

7.10Sales and Leasebacks

.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless (a) the Disposition of the property subject to such transaction is permitted by Section 7.5 and the Borrower or the applicable Restricted Subsidiary would be entitled to incur Liens with respect to such transaction pursuant to Section 7.3 and Indebtedness in an amount equal to the Attributable Indebtedness with respect to such transaction pursuant to Section 7.2 and (b) the Net Cash Proceeds received by the applicable Group Member in connection with such transaction are at least equal to the fair market value (as determined by the board of directors of the Borrower or a member of the senior management of the Borrower) of such property; provided that the aggregate amount of consideration paid to the Group Members (and the aggregate principal amount of any Attributable Indebtedness) in respect of transactions permitted under this Section 7.10 shall not exceed the greater of (i) $75,000,000 and (ii) 5% of Consolidated Net Tangible Assets (as of the date of consummation of such arrangement).

7.11Swap Agreements

.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member and (c) Swap Agreements in existence as of the Closing Date and reflected in the Borrower’s filings with the SEC.

7.12Changes in Fiscal Periods

.  Change Borrower’s fiscal year end or change the Borrower’s method of determining fiscal quarters (without the consent of the Administrative Agent) except as permitted by GAAP and recommended by Borrower’s auditors or required by GAAP.

7.13Negative Pledge Clauses

.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement, the other

Loan Documents, the ABL Loan Documents, the 2023 Notes Indenture and the 2025 Notes Indenture, (ii) agreements related to other Indebtedness permitted by this Agreement to the extent that encumbrances or restrictions imposed by such other Indebtedness are not more restrictive on the Loan Party or any of its applicable Subsidiaries than the encumbrances and restrictions contained in this Agreement as determined by the chief executive officer or the chief financial officer of the Borrower in good faith and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans, the ABL Loans, the 2023 Notes Indenture or the 2025 Notes Indenture , in each case, with respect to this clause (iii), so long as any such agreement is not more restrictive than the Loan Documents, the ABL Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (b) any agreements governing any purchase money Liens, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such prohibition or limitation applies only to such Restricted Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale; provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder, (f) restrictions imposed by applicable law or regulation or license requirements; (g) customary provisions restricting assignment of any agreement, which provisions are entered into in the ordinary course of business ; (h) any customary restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3 and (i) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture (and its assets or Capital Stock issued by such Person) entered into in the ordinary course of business.

7.14Clauses Restricting Subsidiary Distributions

.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement, the other Loan Documents, the ABL Loan Documents, the 2023 Notes Indenture and the 2025 Notes Indenture, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type and is no more restrictive than the Loan Documents or (C) any agreement governing Permitted Refinancing Indebtedness in respect of the Loans, any ABL Loans or any other Indebtedness incurred pursuant to Section 7.2, in each case so long as any such agreement is not more restrictive than the Loan Documents, the ABL Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (ii) any encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any encumbrance or restriction applicable to a Restricted Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Restricted Subsidiary in effect at the time such Person becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder, (vi) restriction of the nature referred to in clause (c) above under the agreements governing purchase money liens, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby, which restrictions are only effective against the assets financed thereby, (vii) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances), (viii) agreements related to other Indebtedness permitted by this Agreement to the extent that encumbrances or restrictions imposed by such other Indebtedness (x) are (A) customary for financing arrangements of their type or (B) not, when taken as a whole, materially more restrictive on the Loan Party or any of its applicable Subsidiaries than the restrictions contained in this Agreement as determined by the chief executive officer or the chief financial officer of the Borrower in good faith and (y) will not materially affect the Loan Parties’ ability to satisfy their obligations hereunder or under the other Loan Documents, or (ix) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture (and its assets or Capital Stock issued by such Person) entered into in the ordinary course of business.

7.15Lines of Business

.  Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members (taken as a whole) were engaged on the Closing Date or that are reasonably related, ancillary, incidental or complementary thereto.

7.16[Reserved]

.

7.17Use of Proceeds

.  Request any Loan, and the Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or a European Union member state or (c) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 8.EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan

Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.13 of the Guarantee and Collateral Agreement; or

(d)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent; or

(e)any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; (iii) other than with respect to Indebtedness outstanding under the ABL Credit Agreement, default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or (iv) with respect to Indebtedness outstanding under the ABL Credit Agreement, default in the observance or performance of any other agreement or condition relating to such Indebtedness or contained in any ABL Loan Document or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the ABL Administrative Agent or the lenders under the ABL Credit Agreement to cause, with the giving of notice if required, the ABL Loans to become due prior to their stated maturity and/or the ABL Commitments to terminate prior to their stated termination date (provided that, in the case of this clause (iv), such default shall not constitute an Event of Default hereunder unless (A) the holders of the ABL Loans cause the ABL Loans to become due prior to their stated maturity and/or the ABL Commitments to terminate prior to their stated termination date or (B) the ABL Administrative Agent exercises remedies as a result of the express instruction of the Required Lenders (as defined in the ABL Credit Agreement), which remedies are only available to secured creditors under applicable law (and not to creditors generally), (excluding, for the avoidance of doubt, the imposition of control over any deposit account in connection with a Full Cash Dominion Period (as defined in the ABL Credit Agreement); or

(f)(i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any

Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)(i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(h)one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded, as applicable, pending appeal within 30 days from the entry thereof; or

(i)any of the Security Documents or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or the Intercreditor Agreement, respectively), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (and, for the avoidance of doubt, as required by the Intercreditor Agreement), except to the extent that such cessation results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction; or

(j)the guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)the subordination provisions contained in any Subordinated Indebtedness with an aggregate principal amount in excess of $30,000,000 shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(l)a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released.  The Borrower further agrees, at the Administrative Agent’s request, to assemble, or cause the applicable Loan Party to assemble, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrower’s or such Loan Party’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party.  To the extent permitted by applicable law, the Borrower on behalf of itself and the other Loan Parties, waives all claims, damages and demands it or any other Loan Party may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder, except to the extent such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 9.THE AGENTS

9.1Appointment

.

(a)Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders (or, for matters that require consent of a greater or different number or percentage pursuant to Section 10.1, such other number or percentage of Lenders) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(d)Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(e)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective related parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the related parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(f)No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(g)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.3) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.3). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(h)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

9.2Administrative Agent’s Reliance, Indemnification, Etc.

(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) the creation, perfection or priority of Liens on the Collateral or (vii) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders.

(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.3Posting of Communications

.

(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies, but subject to the requirements of Section 10.15.

(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4The Administrative Agent Individually

.  With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender, as the case may be.  The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

9.5Successor Administrative Agent

.

(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate with an office in New York, New York of any such bank.  In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing).  Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent.  Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.3, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(c)Any successor Administrative Agent appointed pursuant to this Section 9.5 shall deliver to Borrower, on or before the date on which it becomes the Administrative Agent hereunder, either (i) a duly executed copy of IRS Form W-9 (or any applicable successor form) certifying that the successor Administrative Agent is not subject to backup withholding, or (ii) (A) a duly completed and executed copy of IRS Form W-8ECI to establish that the successor Administrative Agent is not subject to withholding Taxes under the Code with respect to any amounts payable for the account of the successor Administrative Agent under any of the Loan Documents, and (B) a duly executed copy of IRS Form W-8IMY, certifying on Part I and Part VI of such IRS Form W-8IMY (or applicable successor form or Parts) that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from Borrower for the account of others under the Loan Documents.

9.6Acknowledgements of Lenders

.

(a)Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)Each Lender, by delivering its signature page to this Agreement on the Closing  Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing  Date.

9.7Collateral Matters

.

(a)Except with respect to the exercise of setoff rights in accordance with Section 9.8 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any

Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3.  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

9.8Credit Bidding

.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.9Certain ERISA Matters

.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the

Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)The Administrative Agent, hereby informs the Lenders that it Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10Flood Laws

.  JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws.  JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 10.MISCELLANEOUS

10.1Amendments and Waivers

.  Subject to Section 2.16(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders” without the written consent of each Lender, reduce any percentage specified in the definition of “Majority Facility Lenders” without the written consent of each Lender of the applicable Facility or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of the applicable Facility, as applicable), (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.17(a) or (b) without the written consent of each Lender in respect of each Facility adversely affected thereby; (vi) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; or (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders and (ii) no Lender’s consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement that is not prohibited by this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement and such other amendments reasonably related thereto as the Administrative Agent may determine,.

Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of the Borrower and the Lenders (provided that if the consent of the Administrative Agent would be required for an assignment to any such Lender pursuant Section 10.6, such Lender must be satisfactory to the Administrative Agent) providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus an amount equal to the unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses (including original issue discount and upfront fees) incurred in connection with such replacement, (b) the terms of Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms at the time of incurrence thereof as reasonably determined by the Borrower (but in no event shall any Replacement Term Loans have covenants and events of default, taken as a whole, materially more restrictive than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (as in effect on the date of incurrence of such Replacement Term Loans))), (c) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans, (d) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (e) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (f) such Replacement Term Loans shall share ratably or less than ratably with any prepayments or repayments of the Replaced Term Loans.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to include Replacement Term Loans without the consent of any other Lenders, to the extent necessary to (i) reflect the terms of such Replacement Term Loans incurred pursuant to this paragraph and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this paragraph.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) the Loan Documents may be amended in accordance with Sections 2.24, 2.25, 2.26 and 2.27.

10.2Notices

.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Clearwater Paper Corporation 601 West Riverside, Suite 1100 Spokane, WA 99201 Attention: Heidi Blair, VP, Treasurer Facsimile: 509-444-9793 E-mail: Heidi.blair@clearwaterpaper.com
with a copy to:	Pillsbury Winthrop Shaw Pittman LLP 4 Embarcadero Center San Francisco, CA 94111 Attention: Philip J. Tendler, Esq. Facsimile: (415) 983-1200 E-mail: philip.tendler@pillsburylaw.com
Administrative Agent:

JPMorgan Chase Bank, N.A.

Mail Code IL1-0010, L2 Floor

JPM Loan & Agency Services

10 S. Dearborn Street

Chicago, IL 60603

Attention: Lauren Mayer

Facsimile: 844-490-5663

E-mail:   Lauren.mayer@jpmorgan.com

Jpm.agency.cri@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3No Waiver; Cumulative Remedies

.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4Survival of Representations and Warranties

.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5Payment of Expenses

.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Initial Term Facility and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers and, if necessary, one local counsel in each applicable jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower at least three (3) Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders and including all reasonable and documented costs and expenses incurred during any workout, restructuring or negotiations, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Arrangers and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, losses, claims, damages, penalties, actions, judgments, suits, costs or expenses (including the reasonable and documented fees, disbursements and other charges of counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to any Group Member or its operations or properties and the reasonable and documented fees, disbursements and other charges of legal counsel (limited to reasonable and documented fees, disbursements and other charges of one primary counsel for all Indemnities (taken together as a single group or client) and, if necessary, one local counsel required in any relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel for all Indemnitees (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in any relevant jurisdiction and applicable special regulatory counsel) for all similarly affected Indemnitees) (in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons), (y) a material breach by such Indemnitee of its obligations under the Loan Documents or (z) disputes or proceedings that are brought by an Indemnitee against any other Indemnitee (other than any claims against any Arranger or Agent in its capacity or in fulfilling its roles as an Arranger or Agent hereunder or any similar role with respect to any Facility) to the extent such disputes do not arise from any act or omission of any Loan Party or any of its Affiliates.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents.  No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6Successors and Assigns; Participations and Assignments

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(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if a Specified Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.

(c)Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to effectuate the provisions of Section 2.22 with respect to any Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e)Any Lender may at any time assign or transfer its Loan to a Purchasing Borrower Party pursuant to Section 2.25.

(f)The list of Disqualified Lenders (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent.  A Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis in accordance with Section 10.15 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

(g)(i)If any assignment or participation is made to any Disqualified Lender in violation of this Section 10.6, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.7Adjustments; Set-off

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(a)Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative

Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8Counterparts

.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9Severability

.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10Integration

.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11GOVERNING LAW

.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12Submission To Jurisdiction; Waivers

.  The Borrower and each Credit Party hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York located in the Borough of Manhattan (or in the event such courts lack subject matter jurisdiction, to the courts of the State of New York located in the Borough of Manhattan), and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the applicable Credit Party at its address set forth in Section 10.2 or at such other address of which the applicable party shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13Acknowledgements

.  The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14Releases of Guarantees and Liens

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(a)Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement, upon the pledge by any Loan Party (other than any such pledge in favor of another Loan Party) of any Collateral constituting Receivables Related Assets in connection with a Permitted A/R Finance Transaction (so long as such pledge is permitted by this Agreement), or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Security Document pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this clause (a), the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, and shall file and record, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release including UCC-3 amendments or termination statements in relation to any UCC-1 financing statements then of record, and shall promptly return to the relevant Loan Party any share certificates (and related powers and proxies), instruments, chattel paper, negotiable documents of title and other Collateral theretofore delivered to the Administrative Agent, each in the form in which the same was received, free and clear of all Liens created by and through the Administrative Agent.

(b)At such time as the Loans and the other obligations (other than indemnification or reimbursement obligations under Section 2.18, 2.19(a), 2.19(d) or 2.20 for which the Borrower has not been notified and contingent indemnification obligations that are expressly stated to survive repayment of the Facilities) under the Loan Documents shall have been paid in full and the Commitments have been terminated, all Collateral shall automatically be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, and shall file and record, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release, including UCC-3 amendments or termination statements in relation to any UCC-1 financing statements then of record, and shall promptly return to the relevant Loan Party any share certificates (and related powers and proxies), instruments, chattel paper, negotiable documents and other Collateral theretofore delivered to the Administrative Agent, each in the form in which the same was received, free and clear of all Liens created by and through the Administrative Agent.

(c)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (a) or (b) above.

10.15Confidentiality

.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), in each case made expressly for the benefit of the Loan Parties, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, that are advised of the confidential nature of such information and of this Section 10.15, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section 10.15 or any other applicable confidentiality or non-disclosure requirement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent relevant to the proceedings pursuant to which such remedy is being exercised, (j) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers or (k) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Borrower represents and warrants that it and its Subsidiaries either (i) have no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b), along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities.  For the avoidance of doubt, the Budget shall not be posted to Public-Siders.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public-Siders.  If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws.  The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws.

10.16WAIVERS OF JURY TRIAL

.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17USA Patriot Act

.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18Intercreditor Agreement

.  Each Lender hereby authorizes and directs the Administrative Agent (a) to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such intercreditor agreement. Each Lender acknowledges that the Intercreditor Agreement governs, among other things, Lien priorities and rights of the Lenders and the ABL Secured Parties (as defined in the Intercreditor Agreement) with respect to the Collateral, including the ABL Priority Collateral. In the event of any conflict between this Agreement or any Loan Document with the Intercreditor Agreement, the Intercreditor Agreement shall govern and control.

10.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.20Acknowledgement Regarding Any Supported QFCs

. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support)

from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

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EXECUTED as of the date first above written.

BORROWER:	CLEARWATER PAPER CORPORATION

By:/s/ Robert G. Hrivnak
Name:Robert G. Hrivnak
Title:Senior Vice President, Finance and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A.

By:/s/ Lynn Braun
Name:Lynn Braun
Title: Executive Director

[Signature Page to Term Loan Credit Agreement]